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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

C & F FINANCIAL CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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C&F Financial Corporation
802 Main Street
P.O. Box 391
West Point, Virginia 23181

Dear Fellow Shareholders:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of C&F Financial Corporation, the holding company for Citizens and Farmers Bank. The meeting will be held on Tuesday, April 15, 2008, at 3:30 p.m. at the Williamsburg Marriott, 50 Kingsmill Road, Williamsburg, Virginia. The accompanying Notice and Proxy Statement describe the matters to be presented at the meeting. Enclosed is our Annual Report to Shareholders that will be reviewed at the Annual Meeting.

Please complete, sign, date, and return the enclosed proxy card as soon as possible. Whether or not you will be able to attend the Annual Meeting, it is important that your shares be represented and your vote recorded. If you decide to attend the Annual Meeting in person, you can revoke your proxy at any time before it is voted at the Annual Meeting.

We appreciate your continuing loyalty and support of C&F Financial Corporation.

Sincerely,

/s/ Larry G. Dillon
Larry G. Dillon
Chairman, President & Chief Executive Officer

West Point, Virginia

March 15, 2008

C&F FINANCIAL CORPORATION

802 Main Street

P.O. Box 391

West Point, Virginia 23181

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 15, 2008

The 2008 Annual Meeting of Shareholders of C&F Financial Corporation (the “Corporation”) will be held at the Williamsburg Marriott, 50 Kingsmill Road, Williamsburg, Virginia, on Tuesday, April 15, 2008, at 3:30 p.m. for the following purposes:

1.	To elect three Class III directors to the Board of Directors of the Corporation to serve until the 2011 Annual Meeting of Shareholders, as described in the Proxy Statement accompanying this Notice.

2.	To approve the Amended and Restated C&F Financial Corporation 2004 Incentive Stock Plan, as described in the Proxy Statement accompanying this Notice.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 15, 2008, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

/s/ Thomas F. Cherry
Thomas F. Cherry
Secretary

March 15, 2008

IMPORTANT NOTICE

Please complete, sign, date, and return the enclosed proxy card in the accompanying postage paid envelope so that your shares will be represented at the meeting. Shareholders attending the meeting may personally vote on all matters that are considered, in which event their signed proxies will be revoked.

C&F FINANCIAL CORPORATION

802 Main Street

P.O. Box 391

West Point, Virginia 23181

PROXY STATEMENT

2008 ANNUAL MEETING OF SHAREHOLDERS

April 15, 2008

The following information is furnished in connection with the solicitation by and on behalf of the Board of Directors of the enclosed proxy to be used at the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) of C&F Financial Corporation (the “Corporation”) to be held Tuesday, April 15, 2008, at 3:30 p.m. at the Williamsburg Marriott, 50 Kingsmill Road, Williamsburg, Virginia. The approximate mailing date of this Proxy Statement and accompanying proxy is March 15, 2008.

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. A shareholder may also revoke his proxy at any time before it is exercised by filing a written notice with the Corporation or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. If a shareholder specifies how the proxy is to be voted with respect to any proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to specify with respect to Proposals One and Two set forth in the accompanying Notice and further described herein, the proxy will be voted FOR the director nominees named in Proposal One and FOR approval of the Amended and Restated C&F Financial Corporation 2004 Incentive Stock Plan (the “Amended 2004 Plan”).

Voting Rights of Shareholders

Only those shareholders of record at the close of business on February 15, 2008, are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof. The number of shares of Corporation common stock outstanding and entitled to vote at the Annual Meeting is 3,022,091. The Corporation has no other class of stock outstanding. A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business.

Each share of Corporation common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter.

With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected directors; therefore, votes withheld will have no effect.

Approval of any other matter, including approval of the Amended 2004 Plan, requires an affirmative vote of a majority of the shares cast on the matter. Thus, although abstentions and broker non-votes (shares held by customers which may not be voted on certain matters because the broker has not received specific instructions from the customers) are counted for purposes of determining the presence or absence of a quorum, they are generally not counted for purposes of determining whether a matter has been approved, and therefore have no effect.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Corporation. Solicitations will be made only by the use of the mail, except that officers and regular employees of the Corporation and Citizens and Farmers Bank (the “Bank”) may make solicitations of proxies in person, by telephone or by mail, acting without compensation other than their regular compensation. We anticipate that brokerage houses and other nominees, custodians and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Corporation will reimburse them for their charges and expenses in this connection.

Security Ownership of Certain Beneficial Owners and Management

The following table shows as of February 15, 2008, the beneficial ownership of the Corporation’s common stock of each director and named executive officer and of all directors and executive officers of the Corporation as a group.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class
J. P. Causey Jr.	45,738 (2)	1.4
Barry R. Chernack	10,798 (2)	*
Larry G. Dillon	118,619 (3)	3.7
Audrey D. Holmes	7,000 (2)	*
James H. Hudson III	14,901 (2)	*
Joshua H. Lawson	41,448 (2)	1.3
William E. O’Connell Jr.	14,750 (2)	*
C. Elis Olsson	13,970 (2)	*
Paul C. Robinson	15,393 (2)	*
Robert L. Bryant	15,500 (4)	*
Thomas F. Cherry	35,921 (5)	1.1
Bryan E. McKernon	37,100 (6)	1.2

All Directors and Executive Officers as a group (12 persons)	371,138	11.5

*	Represents less than 1% of the total outstanding shares of the Corporation’s common stock.
(1)

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (“Exchange Act”) under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days (“presently exercisable”). Except as otherwise indicated, each director or executive officer has sole voting and investment power with respect to the shares shown.

(2)

Includes 12,750 shares each for Messrs. Causey, Hudson, Lawson, O’Connell and Robinson, 6,000 shares each for Mrs. Holmes and Mr. Olsson and 9,000 shares for Mr. Chernack as to which they hold presently exercisable options. A description of the plan under which these options were issued is set forth below in “Director Compensation.” Also includes 3,720 shares held by Mr. Olsson’s minor children living in his household and 3,750 presently exercisable options held in a family trust, of which Mr. Olsson is co-trustee, and with respect to which Mr. Olsson shares voting and investment power. Excludes 1,200, 262 and 1,051 shares held solely by Mr. Causey’s, Mr. Hudson’s and Mr. Olsson’s spouses, respectively, as to which Mr. Causey, Mr. Hudson and Mr. Olsson disclaim beneficial ownership.

(3)

Includes 39,500 shares for Mr. Dillon as to which he holds presently exercisable options and 4,000 shares of stock restricted as to sale or other transfer. A description of the plan under which these options and restricted stock were issued is set forth below in greater detail in “Compensation Discussion and Analysis.” Also includes 40,293 shares held by a non-family trust, of which Mr. Dillon is a co-trustee, and with respect to which Mr. Dillon shares voting and investment power. Mr. Dillon disclaims beneficial ownership of the shares held in trust.

(4)

Consists of 12,000 shares for Mr. Bryant as to which he holds presently exercisable options and 3,500 shares of stock restricted as to sale or other transfer. A description of the plan under which these options and restricted stock were issued is set forth below in greater detail in “Compensation Discussion and Analysis.” Mr. Bryant resigned from the Corporation effective February 29, 2008.

(5)

Includes 29,000 shares for Mr. Cherry as to which he holds presently exercisable options and 3,500 shares of stock restricted as to sale or other transfer. A description of the plan under which these options and restricted stock were issued is set forth below in greater detail in “Compensation Discussion and Analysis.”

(6)

Includes 29,500 shares for Mr. McKernon as to which he holds presently exercisable options and 3,500 shares of stock restricted as to sale or other transfer. A description of the plan under which these options and restricted stock were issued is set forth below in greater detail in “Compensation Discussion and Analysis.”

As of February 15, 2008, there are no shareholders known to the Corporation to be the beneficial owners of more than 5% of the Corporation’s common stock, par value $1.00 per share, which is the Corporation’s only voting security outstanding.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Corporation’s Board is divided into three classes (I, II and III) of directors. The term of office for Class III directors will expire at the Annual Meeting. The three persons named below, each of whom currently serves as a director of the Corporation, will be nominated to serve as Class III directors. If elected, the Class III nominees will serve until the 2011 Annual Meeting of Shareholders. The two persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. The Corporation’s Board believes that the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute proposed by the Corporation’s Board.

Certain information concerning the nominees for election at the Annual Meeting as Class III directors is set forth below, as well as certain information about the Class I and II directors, who will continue in office until the 2009 and 2010 Annual Meetings of Shareholders, respectively.

Name (Age)	Served Since(1)	Principal Occupation During Past Five Years
Class III Directors (Nominees)	(To Serve Until the 2011 Annual Meeting)

J. P. Causey Jr. (64)	1984	Executive Vice President, Secretary & General Counsel of Chesapeake Corporation 2001 to present

Barry R. Chernack (60)	2002	Retired January 2000 to present; Managing Partner, Pricewaterhouse- Coopers, LLP, Southern Virginia Practice prior to January 2000

William E. O’Connell Jr. (70)	1997	Retired January 2005 to present; Chessie Professor of Business, The College of William and Mary prior to January 2005

Name (Age)	Served Since(1)	Principal Occupation During Past Five Years
Class I Directors	(Serving Until the 2009 Annual Meeting)

Larry G. Dillon (55)	1989	Chairman, President and Chief Executive Officer of the Corporation and the Bank

James H. Hudson III (59)	1997	Attorney-at-Law Hudson & Bondurant, P.C.

C. Elis Olsson (43)	2007	Vice President and Director of Operations, Martinair, Inc.

Class II Directors	(Serving Until the 2010 Annual Meeting)

Audrey D. Holmes (50)	2007	Attorney-at-Law Audrey D. Holmes, Attorney-at-Law

Joshua H. Lawson (66)	2000	President, Thrift Insurance Corporation

Paul C. Robinson (50)	2000	President, Francisco, Robinson & Associates, Inc., a real estate brokerage firm

(1)	If prior to 1993, refers to the year the director joined the Board of Directors of the Bank, prior to the Corporation’s becoming the holding company for the Bank.

The Board of Directors of the Bank consists of the nine current members of the Corporation’s Board listed above, as well as Bryan E. McKernon.

The Board of Directors is not aware of any family relationship among any director or executive officer; nor is the Board of Directors aware of any involvement of any director or executive officer in any legal proceedings that would be material to an evaluation of the ability or integrity of any director or executive officer. None of the directors serves as directors of any other public company with a class of securities registered pursuant to Section 12 of the Exchange Act. Unless authority for the above nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees proposed by the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE DIRECTORS NOMINATED TO SERVE AS CLASS III DIRECTORS.

Director Independence

The Board has determined that all non-employee directors, who comprise a majority of the Corporation’s Board, satisfy the independence requirements of the NASDAQ Stock Market (“NASDAQ”) listing standards. The Board has affirmatively determined that directors Causey, Chernack, Holmes, Hudson, Lawson, O’Connell, Olsson and Robinson are independent within the meaning of the NASDAQ listing standards. In conjunction with this determination, the Board considered the Corporation’s relationships with Mr. Hudson and Mr. Lawson. The firm of Hudson & Bondurant, P.C., of which Mr. Hudson is a partner, was retained to perform legal services for the Corporation during fiscal year 2007. Thrift Insurance Corporation, of which Mr. Lawson is president, was the Corporation’s insurance agency during fiscal year 2007. In each case, however, the Board determined that the relationship did not interfere with the director’s ability to exercise independent judgment as a director of the Corporation. During 2007, the Board of Directors held five regularly-scheduled executive session meetings attended solely by its independent directors and over which Mr. Hudson presided.

Board Committees and Attendance

During 2007, there were 11 meetings of the Board of Directors of the Corporation. Each director attended at least 75% of all meetings of the Board and Board committees on which he or she served.

The Corporation has not adopted a formal policy on Board members’ attendance at its Annual Meeting of shareholders, although all Board members are encouraged to attend and historically most have done so. All Board members attended the Corporation’s 2007 Annual Meeting of Shareholders.

The Board of Directors of the Corporation has an Audit Committee and a Compensation Committee. Pursuant to a Board resolution, the independent members of the Board of Directors of the Corporation act as the Nominating Committee for selecting candidates to be nominated for election as directors.

The Corporation’s Board of Directors does not have a standing nominating committee or a nominating committee charter. The Board of Directors does not believe that it is necessary to have a nominating committee because it believes that the functions of a nominating committee can be adequately performed by its independent members. The independent members of the Board of Directors serving as the Nominating Committee met three times in 2007.

While there are no formal procedures for shareholders to submit director recommendations, the independent directors will consider candidates recommended by shareholders in writing. Such written submissions should include the name, address and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such shareholder recommendations should be submitted to the attention of the Corporation’s Secretary, P.O. Box 391, West Point, Virginia 23181, and must be received within a reasonable time prior to the printing and mailing of the 2009 Annual Meeting proxy statement in order to be considered by the independent directors for the annual election of directors in 2009. Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the independent directors.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Corporation and time available for meetings and consultation on Corporation matters. The independent directors seek a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Corporation and its shareholders. The independent directors evaluate potential nominees, whether proposed by shareholders or otherwise, by reviewing their qualifications, reviewing results of personal and reference interviews and reviewing other relevant information. Candidates whose evaluations are favorable are then chosen by a majority of the independent directors to be recommended for nomination by the full Board. The full Board then selects and nominates candidates for election as directors by the shareholders at the Annual Meeting.

In addition, in accordance with the Corporation’s bylaws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at an Annual Meeting if the shareholder gives written notice of his or her intent to make such nomination. In accordance with the Corporation’s bylaws, a shareholder nomination must include the nominee’s written consent to serve as a director of the Corporation if elected, sufficient background information with respect to the nominee including, but not limited to, the nominee’s name and address, the amount and nature of the nominee’s beneficial ownership of the Corporation’s securities, his or her principal occupation for the past five years and his or her age, sufficient identification of the nominating shareholder, including the shareholder’s name and address, a description of any arrangements or understandings between the shareholder and the nominee pursuant to which the nomination is to be made by the shareholder, and a representation by the shareholder that he or she is the owner of stock of the Corporation entitled to vote at the Annual Meeting and that he or she intends to appear at the Annual Meeting (in person or by proxy) to nominate the individual specified in the notice. Nominations must be received by the Corporation’s Secretary at the Corporation’s principal office in West Point, Virginia, no later than February 13, 2009 for the annual election of directors in 2009. These requirements are more fully described in Article III, Section 16 of the Corporation’s bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Corporation’s Secretary.

Current members of the Corporation’s Compensation Committee are Messrs. Causey, Chernack and Hudson, each of whom is “independent” for this purpose according to NASDAQ listing standards. The Compensation Committee’s responsibilities include, among other duties, the responsibility to recommend the level of compensation to be paid to the executive officers of the Corporation and certain key officers of the Bank and its subsidiaries. It also administers all incentive and equity compensation plans for the benefit of such officers, directors and employees eligible to participate in such plans. The Board has adopted a charter for the Compensation Committee which is posted on the Corporation’s website at www.cffc.com under “About C&F/C&F Financial Corporation/Corporate Governance.” The Compensation Committee met four times during 2007.

Current members of the Corporation’s Audit Committee are Messrs. Causey, Chernack, O’Connell and Olsson, each of whom is “independent” for this purpose according to NASDAQ listing standards and the regulations of the Securities and Exchange Commission (the “SEC”). The Audit Committee engages the Corporation’s independent registered public accounting firm, approves the scope of the independent registered public accounting firm’s audit, reviews the reports of examination by the regulatory agencies, the independent registered public accounting firm and the internal auditor, and issues reports to the Board of Directors periodically. The Board has adopted a charter for the Audit Committee which is posted on the Corporation’s website at www.cffc.com under “About C&F/C&F Financial Corporation/Corporate Governance.” The Audit Committee met nine times during 2007. See “Report of the Audit Committee” on pages 26 through 27.

Shareholder Communications with the Corporation’s Board of Directors

The Corporation provides a process for shareholders to send communications to the Board of Directors. Shareholders who wish to contact the Board of Directors or any of its members may do so by addressing their written correspondence to C&F Financial Corporation, Board of Directors, c/o Secretary, P.O. Box 391, West Point, Virginia 23181. Correspondence directed to an individual Board member will be referred, unopened, to that member. Correspondence not directed to a particular Board member will be referred, unopened, to the Chairman of the Board.

Director Compensation

The following table provides compensation information for the year ended December 31, 2007 for each non-employee director of the Corporation’s Board of Directors.

Director Compensation Table for 2007

Name[1]	Fees Earned or Paid in Cash[2] ($)	Stock Awards ($)	Option Awards[3,4,5] ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
J.P. Causey Jr.	$18,350	—	$13,100	—	—	—	$31,450
Barry R. Chernack	$21,350	—	$13,100	—	—	—	$34,450
Audrey D. Holmes	$14,250	—	$13,100	—	—	—	$27,350
James H. Hudson III	$16,750	—	$13,100	—	—	—	$29,850
Joshua H. Lawson	$14,250	—	$13,100	—	—	—	$27,350
William E. O’Connell	$18,000	—	$13,100	—	—	—	$31,100
C. Elis Olsson	$16,250	—	$13,100	—	—	—	$29,350
Paul C. Robinson	$15,000	—	$13,100	—	—	—	$28,100

[1]

Larry G. Dillon, the Corporation’s Chairman of the Board, President and Chief Executive Officer is not included in this table as he is an employee of the Corporation and thus receives no compensation for his services as a director. The compensation received by Mr. Dillon as an employee of the Corporation is shown in the Summary Compensation Table on page 20.

[2]

Includes any fees deferred pursuant to the Corporation’s Directors Non-Qualified Deferred Compensation Plan. Under the plan, each director may elect to defer any or all of his fees. Deferral elections are made in December of each year for amounts to be earned in the following year.

[3]

Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment. As the Corporation accelerated the vesting of all unvested stock options outstanding as of December 20, 2005, the amounts presented in this table include the amounts attributable only to awards granted in 2007 and 2006. Each director received 1,500 stock option shares with one-year vesting as of May 1, 2007 and 2006.

[4]

The grant date fair value of each option awarded to directors for 2007, computed in accordance with SFAS No. 123(R), was $8.05 per share, or $12,075 per director. Assumptions used in the calculation of these amounts are included in note 12 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2007 included in the Corporation’s Annual Report on Form 10-K filed with the SEC on March 7, 2008.

[5]

As of December 31, 2007, Messrs. Causey, Hudson, Lawson, O’Connell and Robinson each had 14,250 stock options outstanding; Mrs. Holmes and Mr. Olsson each had 7,500 stock options outstanding; and Mr. Chernack had 10,500 stock options outstanding.

The Compensation Committee, appointed by the Board of Directors, annually reviews and evaluates the compensation of the Board, including the appropriate mix of cash and equity compensation. The Compensation Committee recommends changes in compensation to the Board of Directors for approval. In 2007, the Compensation Committee engaged Mercer Human Resource Consulting to conduct a study of director compensation to maintain competitiveness with entities of similar size and operations to the Corporation. Based on the results of the study, the Compensation Committee found that overall compensation for directors was comparable to entities of similar size and operations as the Corporation. However, Mercer Human Resource Consulting recommended replacing the annual stock option grant with an annual grant of restricted stock. The use of restricted stock is to further align the interests of directors with stockholders. The Compensation Committee recommended and the Board of Directors has approved making a change to grant an annual award of restricted stock to the non-employee directors beginning in 2008. If the Amended 2004 Plan is approved by shareholders pursuant to Proposal Two in this Proxy Statement, the non-employee directors will be eligible to receive future grants of restricted stock under the Amended 2004 Plan. This change does not alter the overall value of annual compensation but simply changes the form of the equity component of compensation for directors.

Non-employee members of the Board of Directors of the Corporation each receive an annual retainer of $6,000. In addition, Mr. Causey, as Chairman of the Corporation’s Compensation Committee, and Mr. Chernack, as Chairman of the Corporation’s Audit Committee, each receive an additional annual retainer of $1,600. The retainers are payable in quarterly installments. In addition, all non-employee members of the Board of Directors of the Corporation receive a base meeting fee of $500 per day for Corporation, Bank or committee meeting attendance and a fee of $250 for secondary meeting attendance for each additional Corporation Board, Bank Board or committee meeting of either Board held on the same day as a meeting for which the base meeting fee is paid.

In addition to cash compensation, non-employee members of the Board of Directors of the Corporation participate in the Amended and Restated C&F Financial Corporation 1998 Non-Employee Director Stock Compensation Plan. Under this plan, directors are granted a minimum of 1,000 and a maximum of 2,000 options to purchase the Corporation’s common stock at a price equal to the fair market value of the Corporation’s common stock at the date of grant. All options expire ten years from the date of grant. On May 1, 2007, each non-employee member of the Board of Directors of the Corporation was granted 1,500 options with an exercise price of $37.17 per share. The Amended and Restated C&F Financial Corporation 1998 Non-Employee Director Stock Compensation Plan expires in 2008. If shareholders approve the Amended 2004 Plan pursuant to Proposal Two, non-employee directors will become eligible to receive grants under the Amended 2004 Plan.

Interest of Management in Certain Transactions

As of December 31, 2007, the total maximum extensions of credit (including used and unused lines of credit) to policy-making officers, directors and their associates amounted to $1,335,278, or 2.05% of total year-end capital. The maximum aggregate amount of such indebtedness outstanding during 2007 was $1,310,131, or 2.01% of total year-end capital. These loans were made in the ordinary course of the Bank’s business, on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and do not involve more than the normal risks of collectibility or present other unfavorable features. The Bank expects to have in the future similar banking transactions with the Corporation’s officers, directors and their associates.

The Corporation’s Board of Directors has also adopted a policy with respect to related party transactions that governs the review, approval or ratification of covered related party transactions. The Audit Committee manages this policy. The policy generally provides that we may enter into a related party transaction only if the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; or the transaction involves compensation approved by the Compensation Committee.

In the event management determines to recommend a related party transaction, the transaction must be presented to the Audit Committee for approval. After review, the Audit Committee will approve or disapprove such transaction and at each subsequently scheduled Audit Committee meeting, management will update the Audit Committee as to any material change to the proposed related party transaction. The Audit Committee approves only those related party transactions that are in, or are not inconsistent with, the best interests of the Corporation and its shareholders, as the Audit Committee determines in good faith.

For purposes of this policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Corporation or a subsidiary is, was or will be a participant and the amount involved exceeds $120,000 and in which any related party had, has or will have a direct or indirect material interest. For purposes of determining whether a transaction is a related party transaction, the Audit Committee relies upon Item 404 of Regulation S-K, promulgated under the Exchange Act.

A “related party” is (i) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Corporation or a nominee to become a director, (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner, and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Compensation Committee Interlocks and Insider Participation

During 2007 and up to the present time, there were transactions between the Corporation’s banking subsidiary and certain members of the Compensation Committee or their associates, all consisting of extensions of credit by the Bank in the ordinary course of business. Each transaction was made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with the general public. In the opinion of management and the Corporation’s Board, none of the transactions involved more than the normal risk of collectibility or presented other unfavorable features.

None of the members of the Compensation Committee has served as an officer or employee of the Corporation or any of its affiliates. James H. Hudson III, a Class I director, currently serves as a member of the Compensation Committee. The firm of Hudson & Bondurant, P.C., of which Mr. Hudson is a partner, was retained to perform legal services for the Corporation during fiscal year 2007. It is anticipated that the firm will continue to provide legal services to the Corporation during fiscal year 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program. The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board has responsibility for establishing, implementing and continually monitoring adherence to the Corporation’s compensation philosophy. The Committee ensures that the total compensation paid to executives is fair, reasonable and competitive. The Committee may, consistent with applicable law, regulations, NASDAQ requirements or plan provisions, delegate certain of its authority to the Chief Executive Officer (“CEO”), a designee, or other appropriate members of management, including matters relating to the compensation or election as officers of the Corporation’s employees other than the Corporation’s executive officers.

Overall Philosophy. The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Corporation, and which aligns executives’ interests with those of the shareholders by rewarding performance that exceeds established goals, with the ultimate objective of improving shareholder value.

The overall compensation strategy is based on the following four principles: (1) achieve and sustain superior long-term performance, (2) directly support business strategies and goals, (3) attract and retain key executives who are crucial to the long-term growth and profitability of the Corporation, and (4) pay for performance by maintaining competitive compensation programs for top tier performance.

Establishing Executive Compensation. To achieve these aims, the Committee compensates executives and other selected senior managers through a combination of base salary, bonus, deferred and equity compensation designed to be competitive with comparable companies and to create alignment between executives’ and shareholders’ interests.

In making compensation decisions for 2007 the Committee engaged Mercer Human Resource Consulting (“Mercer”), an independent global human resources consulting firm, to conduct a review of the Corporation’s total compensation program for key executives. Mercer provided the Committee with relevant market data and alternatives to consider when making compensation decisions for the CEO and other key executives.

The Committee compared base salary, cash incentives and equity awards against a peer group of publicly-traded banks located in the southeastern region of the United States. This peer group consisted of banks against which the Committee believes the Corporation competes for executive talent and for shareholder investment. The criteria used to determine the peer group were banks in Virginia ranging in asset size from $500 million to $2 billion and banks in other southeastern region states whose asset size is between $500 million to $1 billion. The companies comprising this peer group in the Mercer study for 2006 included 11 banks in Virginia and 26 banks in other southeastern region states whose assets range from $500 million to $2 billion in size. For comparison purposes, the Corporation’s asset size was slightly below the median for this peer group.

Based on this review, the Committee concluded that no substantive changes were required to the overall plan design for 2007 and that cash incentive and equity award targets, retirement benefits and perquisites should remain generally the same. While there is no pre-established policy or target for the allocation between either cash and equity or short-term and long-term incentive compensation, the Committee utilized the information provided by Mercer in its 2006 study to determine the appropriate level and mix of base salary, cash incentives and equity compensation for 2007.

Base annual salary and short-term incentive compensation for the President and CEO of C&F Mortgage Corporation (the “Mortgage Corporation”), however, was established by an employment agreement entered into in 1995 and amended in 1998, 2002 and 2007. The employment agreement provides for a fixed annual base salary and a performance-based short-term incentive directly related to the profitability of the Mortgage Corporation.

2007 Executive Compensation Components. For 2007, the principal components of compensation for named executive officers as defined in Item 402 of Regulation S-K were:

•	base salary,

•	performance-based incentive compensation,

•	equity compensation,

•	retirement and other benefits, and

•	perquisites.

These elements combine to promote the objectives described above. Base salary, retirement plans and other benefits and perquisites provide a minimum level of compensation that helps attract and retain qualified executives. Performance-based incentives and equity compensation reward achievement of annual goals and align executive compensation with the creation of longer-term shareholder value and promotes retention.

Base Salaries. We provide named executive officers and other employees with base salaries to compensate them for services rendered during the fiscal year. Base salaries for named executive officers (with the exception of the President and CEO of the Mortgage Corporation) are determined for each executive based on his or her position and responsibility by using market data. Base salaries are generally targeted to be at the market medians of the peer group. The Committee targeted the market median for base salaries because the Committee believes a greater emphasis should be placed on performance-based compensation. Salary levels are considered annually as part of the Corporation’s performance review process as well as upon a promotion or other change in job responsibility. During its review of base salaries for executives, the Committee primarily considered:

•	Market data provided by Mercer in 2006;

•	Responsibilities of the executive;

•	Internal review of the executive’s compensation relative to other officers; and

•	Individual performance of the executive.

For 2007, for the CEO, the Committee took into account the factors identified above and Mercer’s 2006 study results that indicated the CEO median base salary for peer banks was $268,000 in 2006. At the CEO’s request, his base salary was limited to $238,000. For the Chief Financial Officer (“CFO”) and Chief Operating Officer (“COO”), the Committee, after taking into account the factors identified above, determined that the base salary for each officer should be increased to $175,000. Similar analyses were performed for all other senior officers.

Performance-Based Incentive Compensation. Short-term cash incentive compensation for the CEO, CFO and COO is governed by the Corporation’s Management Incentive Plan (“MIP”) adopted in 2005. Under the MIP, at the beginning of 2007 the Committee established performance objectives for the Corporation and the award formula or matrix by which all incentive awards were to be calculated. Executive officers were assigned a cash award target, to be paid if the Corporation achieved targeted performance goals in 2007.

For the named executive officers, with the exception of the President and CEO of the Mortgage Corporation, incentive compensation is designed to reward overall corporate performance by setting awards based on return on average equity (“ROE”) and return on average assets (“ROA”) compared to peer banks selected by the Committee, based on the same criteria that was used in the Mercer study in 2006 to establish 2007 compensation levels for the CEO, CFO and COO. The criteria for the peer group remains the same but the companies meeting this criteria, and thus comprising the peer group, may change from year to year, as the peer group is updated annually to account for changes in asset size due to mergers, acquisitions, or growth. For determining performance achievement for the 2007 incentive compensation awards under the MIP, the updated peer group included 21 banks in Virginia and 27 banks in other southeastern region states whose assets range from $500 million to $2 billion in size. For comparison purposes, the Corporation’s asset size was slightly above the median for this peer group. The cash incentive compensation for the President and CEO of the Mortgage Corporation is set forth in his employment agreement and is based solely on a percentage of income before taxes generated by the Mortgage Corporation.

The remainder of management has more diverse performance goals consistent with the business they are managing. Where an employee has responsibility for the performance of a particular business, the performance goals are heavily weighted toward the operational performance of that unit. However, for members of the senior management team of the Bank (not including the named executive officers) at least 30% of their bonuses is based on the ROE and ROA of the Corporation. All other employees have bonuses based on the operational performance goals they have been assigned.

For 2007, the cash award targets for the CEO, CFO and COO were based solely on achievement of a corporate goal, which was a weighted measure of the Corporation’s ROE and ROA for 2007 compared to the peer group of banks selected by the Committee. This measure is the combined ranking of ROE and ROA of the peer group of banks, placing twice the weight on ROE ranking. Depending on the level of achievement with respect to the corporate goal under the MIP, for 2007 the CEO could earn a cash award of up to 90.00% of his base salary as of January 1, 2007 and the CFO and COO could earn a cash award of up to 70.00% of their base salaries as of January 1, 2007. The Committee chose these award levels so that the maximum awards are paid when the Corporation has performed the best in Virginia and at or above the 90th percentile of the other banks in the peer group based on combined ROE and ROA performance, while performance below the 40th percentile results in no incentive payment. Based on the Corporation’s ROE and ROA for 2007, in which the Corporation achieved results in excess of the 85th percentile of the peer group of banks selected by the Committee under the MIP, the CEO was entitled to a cash award of 73.3% of his base salary for 2007 but based on a recommendation from the CEO, the Committee awarded him 42.01%. The CFO and COO each was entitled to a cash award of 57.0% of their base salaries for 2007 but based on their recommendation the Committee awarded them 48.57%.

All short-term incentive payments to the President and CEO of the Mortgage Corporation for 2007 were made in accordance with his employment agreement and related directly to the profitability of the Mortgage Corporation.

Equity Compensation. The Corporation adopted the 2004 Incentive Stock Plan effective April 20, 2004. It permits the issuance of up to 500,000 shares of common stock for awards to key employees of the Corporation and its subsidiaries in the form of stock options, stock appreciation rights, and restricted stock. The purpose of the 2004 Incentive Stock Plan is to promote the success of the Corporation and its subsidiaries by providing incentives to key employees that link their personal interests with the long-term financial success of the Corporation and with growth in shareholder value. The 2004 Incentive Stock Plan is designed to provide flexibility to the Corporation in its ability to motivate, attract, and retain the services of key employees.

Each year, the Committee considers the desirability of granting long-term incentive awards under the Corporation’s 2004 Incentive Stock Plan. The Committee may utilize stock options, stock appreciation rights, restricted stock, or a combination thereof, to focus executive officers, as well as other officers, on building profitability and shareholder value. The Committee notes in particular its view that equity grants make a desirable long-term compensation method because they closely align the interest of management with shareholder value. The Committee has the authority to establish equity goals and awards for all participants.

Historically, the primary form of equity compensation that was awarded by the Corporation was incentive and non-qualified stock options. This form was selected because of the favorable accounting and tax treatments received. However, beginning in 2006 the accounting treatment for stock options changed as a result of SFAS No. 123(R), making the accounting treatment of stock options less attractive. Consequently, certain changes were made to the equity award program. First, vesting was accelerated on all outstanding options in 2005 to avoid future compensation expense. Second, the form of equity award was changed to restricted stock. Third, a holding period requirement was established.

Under the MIP, executive officers may be awarded equity-based awards under the 2004 Incentive Stock Plan if the executive achieves targeted performance goal(s). For 2007, the equity-based award targets for the named executive officers were based solely on achievement of a certain corporate goal, which was five-year total shareholder return of the Corporation compared to the NASDAQ Bank Index. The Committee chose a longer-term measure since the Committee wanted to recognize sustained performance. If the corporate goal is achieved under the MIP, for 2007 the CEO could earn a target equity-based award of 45% of his base salary as of January 1, 2007 and the CFO and COO could earn target equity-based awards of 35% of their base salaries as of January 1, 2007. The MIP does not provide a formula for a scaled payout based on performance that is higher or lower than the target. If the target performance is not achieved, no equity-based award is earned, unless the Compensation Committee determines to award annual equity incentive compensation in the exercise of its discretion under the MIP. If the target goal is met, the executive will receive an award equal to the target percentage of his base salary, unless the Compensation Committee exercises its discretion to reduce or increase the award. The Committee may reduce the award to 0% or increase it up to 200% of the executive’s base salary. These targets were selected to maintain overall compensation competitiveness if the Corporation shows sustained total shareholder return.

The CEO was entitled to an equity-based award of 45% of his base salary in 2007 but based on a recommendation from the CEO, the Committee awarded him less. He received an equity-based award of 2,000 shares of restricted stock equal in value to 26.5% of his base salary for 2007. The CFO and COO each was entitled to an equity-based award of 35% of his base salary in 2007 but based on their recommendation, the Committee awarded them less. They each received an equity-based award of 1,500 shares of restricted stock equal in value to 27.0% of their base salaries. The President and CEO of the Mortgage Corporation received an award of 1,500 shares of restricted stock following a recommendation to the Compensation Committee by the CEO based on the performance of the Mortgage Corporation.

The Corporation’s practice is to determine the dollar amount of equity compensation that is to be awarded and then to grant a number of shares of restricted stock that have a fair market value equal to that amount on the date of grant. The fair market value is determined based on the closing price of the stock on the date of grant. With the exception of significant promotions and new hires, awards are generally made at the December meeting of the Board of Directors each year. Restricted stock awards may be both “performance” and “time based.” In order for the restricted stock to be earned or vest, the employee must remain employed for a period of five years after the date of grant. Once restricted stock awards vest, employees may not sell more than 50% of the award until a minimum level of stock ownership by the employee is achieved. Minimum ownership levels range from three (3) times annual base salary for the CEO, one and one-half times (1.5) annual base salary for the other named executive officers, one times annual base salary for other senior officers, and for other selected officers one-half of such officer’s annual base salary.

Retirement and Other Benefits. The Bank has a non-contributory defined benefit retirement plan known as the Virginia Bankers Association Master Defined Benefit Plan for Citizens and Farmers Bank (the “Retirement Plan”) covering substantially all Bank employees who have reached the age of 21 and have been fully employed for at least one year. The Retirement Plan provides participants with retirement benefits related to salary and years of credited service. Employees become vested after five years of credited service. The normal retirement date is the plan anniversary date nearest the employee’s 65th birthday. The Retirement Plan does not cover directors who are not active employees. The amount expensed for the Retirement Plan during the year ended December 31, 2007 was $732,144.

The following table shows the estimated annual retirement benefits payable to employees in the average annual salary and years of service classifications set forth below assuming retirement at the normal retirement age of 65.

Consecutive Five-Year Average Salary	Years of Credited Service
	15	20	25	30	35
$25,000	$4,688	$6,250	$7,813	$8,750	$9,688
40,000	7,500	10,000	12,500	14,000	15,500
55,000	10,436	13,915	17,394	19,498	21,602
75,000	16,286	21,715	27,144	30,698	34,252
100,000	23,599	31,465	39,332	44,698	50,064
125,000	30,911	41,215	51,519	58,698	65,877
150,000	38,224	50,965	63,707	72,698	81,689
200,000	52,849	70,465	88,082	100,698	113,314
225,000 and above	60,161	80,215	100,269	114,698	129,127

Benefits under the Retirement Plan are based on a straight life annuity assuming full benefit at age 65, no offsets, and covered compensation of $53,820 for a person age 65 in 2007. Compensation taken into account for the Retirement Plan was limited to $225,000 in 2007 by the Internal Revenue Code of 1986, as amended (the “Code”). The estimated annual benefit payable under the Retirement Plan upon retirement is $123,447 for Mr. Dillon credited with 40 years and $116,478 for Mr. Cherry credited with 37 years. Mr. Bryant will not be eligible for any Retirement Plan benefits because he resigned before vesting. Mr. McKernon is not a participant in the Retirement Plan because he is not an employee of the Bank. Benefits are estimated on the basis that a participant will continue to receive, until age 65, covered salary in the same amount paid in 2007.

The Bank maintains a tax-qualified 401(k) plan known as the Virginia Bankers Association Master Defined Contribution Plan for Citizens and Farmers Bank (the “Savings Plan”), pursuant to which all Bank employees, including the CEO, CFO, and COO, may make pre-tax contributions to the plan of up to 95% of covered compensation, subject to certain limitations on the amount under federal law. The Bank will match 100% of the first 5% of pay that is contributed to the Savings Plan, subject to statutory limitations. All employee contributions to the Savings Plan are fully vested upon contribution and Bank matching contributions vest at 20% annually beginning after two years of service and are fully vested at six years of service, or earlier in the event of retirement, death or attainment of age 65 while an employee.

In addition, each plan year, the Bank may make a profit sharing contribution to the Savings Plan. The amount of such contribution, if any, is within the discretion of the Bank’s Board of Directors and will be determined during each plan year. Such contributions are only allocated to “covered participants,” which designation is determined annually based on working at least 1,000 hours and being employed on the last day of the year (or ceasing employment due to retirement or death). The CEO, CFO, and COO were covered participants in 2007. For a covered participant, any profit sharing contribution is allocated to the employee’s account based on the proportion of the employee’s covered compensation to the covered compensation of all other covered participants. Profit sharing contributions are subject to the same vesting rules that apply to matching contributions under the Savings Plan.

The Mortgage Corporation also maintains a tax-qualified 401(k) plan known as the C&F Mortgage Corporation 401(k) Plan (the “401(k) Plan”) pursuant to which eligible Mortgage Corporation employees can make pre-tax contributions of from 1% to 100% of compensation (with a discretionary company match), subject to statutory limitations. Substantially all employees of the Mortgage Corporation, including the President and CEO of the Mortgage Corporation, who have attained the age of 18 are eligible to participate on the first day of the next month following their employment date. The 401(k) Plan provides for an annual discretionary matching contribution to the account of each “eligible participant,” based in part on the Mortgage Corporation’s profitability for a given year and on each employee’s contributions to the 401(k) Plan. The 401(k) Plan also permits an additional annual discretionary employer contribution for “eligible participants,” which is allocated to an employee’s account based on the proportion of the employee’s covered compensation to the covered compensation of all other eligible participants. These contributions are only allocated to “eligible participants,” which designation is determined annually based on working at least 1,000 hours and being employed on the last day of the year. All employee contributions are fully vested upon contribution. An employee is vested in the employer’s contributions 25% after two years of service, 50% after three years of service, 75% after four years of service, and fully vested after five years or attainment of age 65 while employed.

In addition to the Savings Plan and the 401(k) Plan, named executive officers and certain other eligible executives of the Corporation and its subsidiaries can participate in a non-qualified deferred compensation plan known as the Restated Virginia Bankers Association Executives’ Non-Qualified Deferred Compensation Plan for C&F Financial Corporation (the “Nonqualified Plan”). The Nonqualified Plan is designed to provide for deferral opportunities otherwise restricted by qualified plan limits and to establish a long term retention incentive for our executives. The plan provides for four types of deferrals:

(1) Employee deferrals whereby certain employees are permitted deferrals of salary or cash incentive compensation. The CEO, CFO, and COO did not elect any deferral of salary or cash incentive compensation for 2007. However, the President and CEO of the Mortgage Corporation elected a deferral of $31,803 for 2007.

(2) Excess match deferrals whereby the Corporation contributes to the Nonqualified Plan the amount of employer matching contributions in excess of statutory limitations. Any matching amounts in excess of the maximum annual pre-tax contribution for qualified retirement plans allowed by the Internal Revenue Service are deposited in the Nonqualified Plan. For the CEO, CFO, and COO the amounts accrued in 2007 were $6,650, $2,553, and $2,553, respectively.

(3) Excess profit sharing deferrals whereby the Corporation contributes to the Nonqualified Plan the amount of discretionary employer profit-sharing contributions in excess of statutory limitations. No employer profit-sharing contribution was made for 2007.

(4) Supplemental retirement deferrals whereby the Corporation makes discretionary employer contributions for the CEO in recognition of his performance and service and discretionary employer contributions for the CFO and COO as retention incentives consistent with the Corporation’s overall compensation strategy. For the CEO, CFO, and COO the amounts accrued in 2007 were $23,800, $17,500 and $17,500, respectively. While the contributions for the CEO vest immediately, the contributions for the CFO and COO do not vest until death, disability, retirement or change in control.

Perquisites. The value of perquisites, including mandatory executive physicals every two years, use of an automobile and tax preparation assistance common in peer banks, provided to the CEO, CFO, COO and President and CEO of the Mortgage Corporation do not exceed $10,000 in the aggregate for each individual. Named executive officers also participate in other benefit plans on the same terms as other employees. These plans include medical, dental, life, and disability insurance.

Employment and Change in Control Agreements. As is typical in the mortgage business, Mr. McKernon is employed by the Mortgage Corporation under an employment agreement originally dated November 30, 1995 and amended in 1998, 2002 and 2007. Under the agreement, the Mortgage Corporation has employed Mr. McKernon as its President and CEO under a three-year “evergreen” agreement, which remains in effect at all times unless and until terminated as permitted by the agreement. Either party, by notice to the other at any time and for any reason, may give notice of an intention to terminate the agreement three years from the date notice is received by the other. Additionally, either party may terminate the agreement in the event the Mortgage Corporation fails to meet certain specified financial performance criteria for a stipulated period or of a stipulated amount within a prescribed time period. The agreement terminates upon the death or disability of Mr. McKernon, or upon the failure of either party to fulfill its obligations under the agreement. Under the agreement, the Mortgage Corporation in 2007 paid Mr. McKernon an annual base salary of $195,000, payable monthly. The Mortgage Corporation also is obligated to pay Mr. McKernon a bonus, computed and paid on a monthly basis, based upon a variable percentage of the Mortgage Corporation’s financial performance for the preceding month, subject to adjustment annually in order that the total bonus for a fiscal year will be equal to the specified percentage as determined by the year-end financial performance amount on which the bonus is based. The Mortgage Corporation has the right, at any time and at its option, to “buy out” Mr. McKernon’s agreement based upon the Mortgage Corporation’s financial performance. In the event of a buy out of the agreement, the Mortgage Corporation also may purchase a limited non-competition commitment from Mr. McKernon.

The agreement also provides that Mr. McKernon will be entitled, during his employment, to benefits commensurate with those furnished to other employees of the Mortgage Corporation and to life insurance equal to three times his base salary. The agreement also contains provisions requiring confidentiality of information regarding the Mortgage Corporation. Mr. McKernon may terminate his employment agreement upon an event of “covered termination” as defined in his change in control agreement. Any termination of the employment agreement also will terminate Mr. McKernon’s change in control agreement except a termination of his employment agreement as described in the preceding sentence.

The Corporation has entered into “change in control agreements” with the CEO, CFO, COO, and the President and CEO of the Mortgage Corporation because the Board has determined that it is in the best interest of the Corporation and its shareholders to have the continued dedication of these executives, notwithstanding the possibility, threat or occurrence of a change in control. The agreement for the CEO provides certain payments and benefits in the event of a termination of his employment by the Corporation without “cause,” or by the CEO for “good reason,” during the period beginning on the occurrence of a “change in control” (as defined in the agreement) of the Corporation and ending 61 days after the second anniversary of the change in control date. In such event, the CEO would be entitled (i) to receive in 12 consecutive quarterly installments, or in a lump sum, two and one-half times the sum of his highest annual base salary during the 24-month period preceding the change in control date and his highest annual bonus for the three fiscal years preceding the change in control date; (ii) for a period of three years following termination, to receive continuing health insurance, life insurance, and similar benefits under the Corporation’s welfare benefit plans and to have the three-year period credited as service towards completion of any service requirement for retiree coverage under the Corporation’s welfare benefit plans; and (iii) if the CEO requests within one year after his termination, to have the Corporation acquire his residence for its appraised fair market value.

The agreements for the CFO, COO, and the President and CEO of the Mortgage Corporation provide certain payments and benefits in the event of a termination of their employment by the Corporation without “cause,” or by the CFO, COO, and the President and CEO of the Mortgage Corporation for “good reason,” during the period beginning on the occurrence of a “change in control” (as defined in the agreement) of the Corporation and ending 61 days after the first anniversary of the change in control date. In such event, the CFO, COO, and the President and CEO of the Mortgage Corporation would each be entitled (i) to receive in eight consecutive quarterly installments, or in a lump sum, two times his highest annual base salary during the 24-month period preceding the change in control date and (ii) for a period of two years following termination, to receive continuing health insurance, life insurance, and similar benefits under the Corporation’s welfare benefit plans and to have the two-year period credited as service towards completion of any service requirement for retiree coverage under the Corporation’s welfare benefit plans. In addition, the CFO and COO would each be entitled to two times his highest annual bonus for the three fiscal years preceding the change in control date.

Under these agreements following a change in control, the CEO, CFO, COO, and the President and CEO of the Mortgage Corporation may voluntarily terminate their employment for “good reason” and become entitled to these payments and benefits under certain circumstances. These circumstances include, but are not limited to, a material adverse change in position, authority or responsibilities, or a reduction in rate of annual base salary, benefits (including incentives, bonuses, stock compensation, and retirement and welfare plan coverage) or other perquisites as in effect immediately prior to the change in control date, as well as a right to terminate voluntarily during the 60-day period after the change in control date, the first anniversary of the change in control date and, for the CEO only, the second anniversary of the change in control date. If any payments to or benefits under (collectively, “payments”) these change in control agreements would be subject to excise tax as an “excess parachute payment” under federal income tax rules, the Corporation has agreed to pay the CEO, CFO, COO, and the President and CEO of the Mortgage Corporation additional amounts (“gross-up payments”) to adjust for the incremental tax costs of such payments. However, if such payments and gross-up payments do not provide a net after-tax benefit of at least $25,000, as compared to the net after-tax proceeds resulting from an elimination of the gross-up payments and a reduction of the payments such that the receipt of payments would not give rise to any excise tax, then payments and benefits provided under the agreements will be reduced, so that the CEO, CFO, COO, and the President and CEO of the Mortgage Corporation will not be subject to a federal excise tax.

The Corporation does not provide for payments upon termination outside of the change in control agreements, but may negotiate individual severance packages with departing executives on a case-by-case basis. For terminations due to retirement, early retirement, disability and death, vesting of any unvested stock options, restricted stock and retirement benefits occur at the date of termination. Assuming termination for any of these reasons had occurred on December 31, 2007, because all outstanding stock options were already fully vested, these types of terminations would only trigger additional vesting of restricted stock and retirement benefits. The value of restricted stock vesting would have been $121,000 for the CEO and $105,875 for each of the other named executive officers. The value of retirement benefits vesting would have been $128,109 and $57,897 for the CFO and COO, respectively. The CEO and the President and CEO of the Mortgage Corporation would not have experienced any additional vesting with respect to retirement benefits because they are fully vested.

The following table shows the potential payments upon termination, including following a change of control of the Corporation, for the named executive officers. The amounts in this table are calculated assuming the termination event occurred on December 31, 2007 and all executives were paid in a lump sum payment.

Executive Payments and Benefits upon Termination Table

Name and Principal Position	Severance Compensation		Benefits and Perquisites			280G Tax Gross-ups[5,6]	Total
	Severance	Performance- Based Incentive Compensation	Unvested and Accelerated Restricted Stock	Welfare Benefits	Supplemental Retirement Benefits
Larry G. Dillon Chairman/President/Chief Executive Officer
Voluntary Termination[1]	—	—	—	—	—	—	—
By Company without Cause[1]	—	—	—	—	—	—	—
By Company with Cause[1]	—	—	—	—	—	—	—
Change in Control[2]
By Company without Cause	$595,000	$300,000	$121,000	$101,434	—	$421,647	$1,539,081
By Executive with Good Reason	$595,000	$300,000	$121,000	$101,434	—	$421,647	$1,539,081
Retirement	—	—	$121,000	—	—	—	$121,000
Disability[8]	—	—	$121,000	—	—	—	$121,000
Death[8]	—	—	$121,000	—	—	—	$121,000
Thomas F. Cherry Executive Vice President/ Chief Financial Officer/ Secretary
Voluntary Termination[1]	—	—	—	—	—	—	—
By Company without Cause[1]	—	—	—	—	—	—	—
By Company with Cause[1]	—	—	—	—	—	—	—
Change in Control[3]
By Company without Cause	$350,000	$202,126	$105,875	$59,847	$128,109	$321,873	$1,167,830
By Executive with Good Reason	$350,000	$202,126	$105,875	$59,847	$128,109	$321,873	$1,167,830
Retirement[7]	—	—	—	—	—	—	—
Disability[8]	—	—	$105,875	—	$128,109	—	$233,984
Death[8]	—	—	$105,875	—	$128,109	—	$233,984

Executive Payments and Benefits upon Termination Table (Continued)

	Severance Compensation		Benefits and Perquisites			280G Tax Gross-ups[5,6]	Total
Name and Principal Position	Severance	Performance- Based Incentive Compensation	Unvested and Accelerated Restricted Stock	Welfare Benefits	Supplemental Retirement Benefits
Robert L. Bryant Executive Vice President/ Chief Operating Officer
Voluntary Termination[1]	—	—	—	—	—	—	—
By Company without Cause[1]	—	—	—	—	—	—	—
By Company with Cause[1]	—	—	—	—	—	—	—
Change in Control[3]
By Company without Cause	$350,000	$202,126	$105,875	$42,389	$57,897	$289,886	$1,048,173
By Executive with Good Reason	$350,000	$202,126	$105,875	$42,389	$57,897	$289,886	$1,048,173
Retirement[7]	—	—	—	—	—	—	—
Disability[8]	—	—	$105,875	—	$57,897	—	$163,772
Death[8]	—	—	$105,875	—	$57,897	—	$163,772
Bryan E. McKernon President/Chief Executive Officer of C&F Mortgage
Voluntary Termination[1]	—	—	—	—	—	—	—
By Company without Cause[1]	$146,250		—	—	—	—	$146,250
By Company with Cause[1]	—	—	—	—	—	—	—
Change in Control[4]
By Company without Cause	$390,000	—	$105,875	$40,453	—	—	$536,328
By Executive with Good Reason	$390,000	—	$105,875	$40,453	—	—	$536,328
Retirement[7]	—	—	—	—	—	—	—
Disability[8]	—	—	$105,875	—	—	—	$105,875
Death[8]	—	—	$105,875	—	—	—	$105,875

[1]

There are no payments due for the CEO, CFO and COO under separation of service voluntarily by the executive or by the Corporation with or without cause. The President and CEO of the Mortgage Corporation would receive a severance payment equal to nine months of his base salary if the Corporation elected to terminate his services without cause.

[2]

The severance and performance based incentive compensation upon change in control for the CEO represents two and one-half times his highest annual base salary during the 24 months preceding the assumed change in control date and two and one-half times his highest annual bonus in the three years preceding the assumed change in control date. The equity amounts represent the fair market value of 4,000 shares of restricted stock that would immediately vest on the change in control date. (The closing price of the Corporation’s stock was $30.25 per share on December 31, 2007.) The welfare benefits represent the net present value of the benefits costs for three years after the assumed change in control date. No value has been assigned to the CEO’s right to have his residence acquired for its appraised fair market value due to the inability to estimate such an expense.

[3]

The severance and performance-based incentive compensation upon change in control for the CFO and COO represent two times the highest annual base salary during the 24 months preceding the assumed change in control date and two times the highest annual bonus in the three years preceding the assumed change in control date. The equity amounts represent the fair market value of 3,500 shares of restricted stock that would immediately vest on the change in control date. (The closing price of the Corporation’s stock was $30.25 per share on December 31, 2007.) The welfare benefits represent the net present value of the benefits costs for two years after the assumed change in control date. The retirement benefits represent the supplemental retirement benefit that would vest immediately upon change in control for each executive.

[4]

The severance upon change in control for the President and CEO of C&F Mortgage Corporation represents two times the highest annual base salary during the 24 months preceding the assumed change in control date. The equity amount represents the fair market value of 3,500 shares of restricted stock that would immediately vest on the change in control date. (The closing price of the Corporation’s stock was $30.25 per share on December 31, 2007.) The welfare benefits represent the net present value of the benefits costs for two years after the assumed change in control date.

[5]

If any payments to or benefits under (collectively, “payments”) the change in control agreements would be subject to excise tax as an “excess parachute payment” under federal income tax rules, the Corporation has agreed to pay the CEO, CFO, COO, and the President and CEO of the Mortgage Corporation additional amounts (“gross-up payments”) to cover the excise tax liability and the taxes on the gross-up payment (provided the net after-tax benefit to the executive is at least $25,000 greater than providing no gross-up payment and cutting the payments back to the maximum on which no excise tax would be due). Amount shown represents estimated amount of gross-up payment for the CEO, CFO and COO.

[6]	The President and CEO of the Mortgage Corporation would not have been subject to excise taxes on his change in control payments.
[7]	The CFO, COO and President and CEO of the Mortgage Corporation were not eligible for retirement on December 31, 2007.
[8]

Payments for separation of service due to disability or death include accelerated vesting of restricted stock for the CEO, CFO, COO and President and CEO of the Mortgage Company. In addition, the CFO and COO would be immediately vested in supplemental retirement benefits of $128,109 and $57,897, respectively.

Board Compensation Process. The Compensation Committee determines and recommends to the Board of Directors the compensation of the CEO. The Committee also approves all compensation of the Corporation’s executive officers and certain other senior officers of the Corporation and its subsidiaries, which include the CFO, COO, Chief Credit Officer, Regional Presidents, and the Senior Vice President of Human Resources.

The Committee evaluates both performance and compensation to ensure that the Corporation maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of the Corporation’s peer companies.

The Committee, on its own initiative, reviews the performance and compensation of each of these senior officers and following discussions with the CEO and, as it deems appropriate, Mercer or other appropriate advisors, establishes the senior officers’ compensation levels. For the remaining officers, the CEO makes recommendations to the Committee that, generally with minor adjustments, are approved.

In consultation with senior management, the Committee approves the Corporation’s compensation philosophy to ensure that it is consistent with the Board’s intent, as well as the long-term interests of the Corporation’s shareholders. This includes, but is not limited to, annual review and approval of goals and objectives relevant to the compensation of the CEO, and evaluation of the performance of the CEO in light of these goals and objectives. The Committee reviews and approves, as appropriate, any new incentive compensation plans, including equity-based plans, and, as may be required, any amendments to existing plans relating to executive officers and other senior officers.

The Committee also acts as the Incentive Stock Committee for the Corporation’s stock incentive plans and recommends awards to the Board of Directors for approval, including stock options, restricted stock awards, performance stock awards or other similar awards as provided in the Corporation’s 2004 Incentive Stock Plan, to any executive officer, officer or employee of the Corporation.

Tax and Accounting Implications. As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Corporation may not deduct non-performance-based compensation of more than $1,000,000 that is paid to certain individuals. The Corporation has established and operated the MIP without regard to deductibility under Section 162(m) of the Code of compensation payable pursuant to it. For 2007, all compensation paid by the Corporation was fully deductible for federal income tax purposes. In the future, the Corporation may pay compensation that will not be deductible under Section 162(m) of the Code in order to ensure competitive levels of total compensation for its executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Corporation has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

J.P.Causey Jr.

Barry R. Chernack

James H. Hudson III

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the Corporation’s named executive officers for the fiscal years ended December 31, 2007 and 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation[2] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3] ($)	All Other Compensation[4] ($)	Total ($)
Larry G. Dillon Chairman/President/Chief Executive Officer	2007	$238,000	—	$16,122	—	$100,000	$67,391	$43,560	$465,073
	2006	$228,000	—	$513	—	$120,000	$27,614	$48,150	$424,277

Thomas F. Cherry Executive Vice President /Chief Financial Officer/Secretary	2007	$175,000	—	$15,922	—	$85,000	$14,983	$33,163	$324,068
	2006	$165,000	—	$513	—	$101,063	$9,698	$34,978	$311,252

Robert L. Bryant Executive Vice President /Chief Operating Officer	2007	$175,000	—	$15,922	—	$85,000	$28,062	$33,163	$337,147
	2006	$165,000	—	$513	—	$101,063	$22,276	$46,139	$334,991

Bryan E. McKernon President/Chief Executive Officer of C&F Mortgage	2007	$195,000	—	$15,922	—	$512,202	—	$6,675	$729,799
	2006	$150,000	—	$513	—	$686,367	—	$5,524	$842,404

[1]

The amounts in this column reflect the dollar amount expensed for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006, respectively, in accordance with SFAS No. 123(R) for awards pursuant to the 2004 Incentive Stock Plan. As the Corporation accelerated the vesting of all unvested stock options outstanding as of December 20, 2005, the amounts reflected in this column include the amounts attributable only to awards granted in 2007 and 2006. Assumptions used in the calculation of these amounts are included in note 12 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2007 included in the Corporation’s Annual Report on Form 10-K filed with the SEC on March 7, 2008.

[2]

The amounts in this column reflect the annual cash awards earned by the CEO, CFO, and COO under the MIP, which is discussed in further detail on pages 11 through 12 under the heading “Performance-Based Incentive Compensation.” For the CEO, the amount reported is the reduced amount he elected to receive, rather than the $172,645 and $179,550 he could have received in 2007 and 2006, respectively, based on the Corporation’s performance with respect to the MIP performance goals. For the CFO and COO, the amount reported is the reduced amount they elected to receive, rather than the $98,735 each could have received in 2007. The amount earned by the President and CEO of the Mortgage Corporation was earned in accordance with his employment agreement and related directly to the profitability of the Mortgage Corporation.

[3]

The amounts in this column reflect the actuarial increase in the present value of the named executive officers’ benefits under the Retirement Plan established by the Corporation determined using interest rate and mortality rate assumptions consistent with those used in the Corporation’s audited financial statements and include amounts which the named executive officers may not currently be entitled to receive because such amounts are not vested. Bryan McKernon is not a participant in the Retirement Plan. The Corporation does not provide above-market or preferential earnings on nonqualified compensation.

[4]	The amounts in this column are detailed in the All Other Compensation Table for 2007 immediately below.

All Other Compensation Table for 2007

Name	Perquisites and Other Personal Benefits[1]	Tax Gross- Ups and Reimbursements	Dividends Paid on Stock Awards	Discounted Securities Purchases	Payments/ Accruals on Termination Plans	Corporation Contributions to Defined Contribution Plans[2]	Corporation- paid Insurance Premiums	Other
Larry G. Dillon	—	—	$1,860	—	—	$41,700	—	—
Thomas F. Cherry	—	—	$1,860	—	—	$31,303	—	—
Robert L. Bryant	—	—	$1,860	—	—	$31,303	—	—
Bryan E. McKernon	—	—	$1,860	—	—	$4,815	—	—

[1]	The aggregate value of perquisites did not exceed $10,000 for any named executive officers.
[2]

The amounts in this column include: (i) the Corporation’s accrued contributions for 2007 of $30,450, $20,053 and $20,053 to the Nonqualified Plan for the CEO, CFO and COO, respectively, (ii) the Corporation’s accrued contributions for 2007 of $11,250 to the Bank’s Savings Plan for each of the CEO, CFO and COO and (iii) $4,815 to the Mortgage Corporation’s 401(k) Plan for Mr. McKernon.

The following table summarizes certain information with respect to non-equity incentive plan and restricted stock awards granted to the named executive officers during or for the year ended December 31, 2007 under the Corporation’s MIP, and reflects the amounts that could have been paid under each such award.

Grants of Plan-Based Awards for 2007

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Possible Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	Grant Date Fair Value of Stock and Option Awards[4] ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Larry G. Dillon	3/7/2007	$53,550	$107,100	$214,200	—	$107,100	—	—	$107,100
Thomas F. Cherry	3/7/2007	$30,625	$61,250	$122,500	—	$61,250	—	—	$61,250
Robert L. Bryant	3/7/2007	$30,625	$61,250	$122,500	—	$61,250	—	—	$61,250
Bryan E. McKernon[5]	12/18/2007	—	—	—	—	—	—	1,500	$47,250

[1]

The amounts shown in the threshold column reflect the minimum cash incentive payment level under the MIP, which is 50% of the amount shown in the target column, and the amounts shown in the maximum column are 200% of the target amount. Target percentages for the CEO, CFO and COO are 45%, 35% and 35% of 2007 base salary, respectively. If threshold goals are not met, no incentive award will be paid, unless the Compensation Committee determines to award annual incentive compensation in the exercise of its discretion under the MIP.

[2]

Target percentages for equity incentive compensation under the MIP for the CEO, CFO and COO are 45%, 35% and 35% of 2007 base salary, respectively. If the target goal is met, the executive will receive an award equal to the target percentage of his base salary, unless the Compensation Committee exercises its discretion to reduce or increase the award. Once the Compensation Committee determines the award earned, the Compensation Committee grants to the executive a number of restricted shares equaling the dollar value of the award based on the closing price of the Corporation’s stock on the date the Committee makes this determination. The maximum awards possible are 200% of the target awards. If the target goal is not met, no equity incentive award will be paid, unless the Compensation Committee determines to award annual equity incentive compensation in the exercise of its discretion under the MIP.

[3]

The stock awards in this column represent the number of shares of restricted stock the Compensation Committee, in its discretion, issued to the President and CEO of the Mortgage Corporation for 2007. The restricted stock is subject to a five-year vesting period.

[4]

The amounts in this column represent the fair market value of the equity awards on March 7, 2007 and December 18, 2007, respectively, computed in accordance with SFAS No. 123(R). The closing price of the Corporation’s stock was $31.50 on December 18, 2007.

[5]

The annual non-equity incentive compensation for the President and CEO of the Mortgage Corporation is governed by the terms of his employment agreement as described on pages 15 through 16 of the “Compensation Discussion and Analysis” and depends on the profitability of the Mortgage Corporation but has no minimum, target or maximum payouts.

The following table includes certain information with respect to all previously awarded unexercised options and unvested restricted stock awards held by the named executive officers at December 31, 2007.

Outstanding Equity Awards at Fiscal 2007 Year-End

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer- cisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[1] (#)	Market Value of Shares or Units of Stock That Have Not Vested[2] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Larry G. Dillon	7,500	—	—	$37.99	12/20/2015	4,000	$121,000	—	—
	7,500	—	—	$39.29	12/21/2014	—	—	—	—
	6,000	—	—	$42.00	12/16/2013	—	—	—	—
	4,500	—	—	$22.75	11/19/2012	—	—	—	—
	3,500	—	—	$19.05	12/18/2011	—	—	—	—
	3,500	—	—	$15.75	12/19/2010	—	—	—	—
	3,500	—	—	$17.00	12/21/2009	—	—	—	—
	3,500	—	—	$18.63	12/15/2008	—	—	—	—
Thomas F. Cherry	6,000	—	—	$37.99	12/20/2015	3,500	$105,875	—	—
	6,000	—	—	$39.29	12/21/2014	—	—	—	—
	3,500	—	—	$42.00	12/16/2013	—	—	—	—
	3,500	—	—	$22.75	11/19/2012	—	—	—	—
	2,500	—	—	$19.05	12/18/2011	—	—	—	—
	2,500	—	—	$15.75	12/19/2010	—	—	—	—
	2,500	—	—	$17.00	12/21/2009	—	—	—	—
	2,500	—	—	$18.63	12/15/2008	—	—	—	—
Robert L. Bryant	6,000	—	—	$37.99	12/20/2015	3,500	$105,875	—	—
	6,000	—	—	$39.29	12/21/2014	—	—	—	—
Bryan E. McKernon	6,000	—	—	$37.99	12/20/2015	3,500	$105,875	—	—
	6,000	—	—	$39.29	12/21/2014	—	—	—	—
	3,500	—	—	$42.00	12/16/2013	—	—	—	—
	3,500	—	—	$22.75	11/19/2012	—	—	—	—
	3,000	—	—	$19.05	12/18/2011	—	—	—	—
	2,500	—	—	$15.75	12/19/2010	—	—	—	—
	2,500	—	—	$17.00	12/21/2009	—	—	—	—
	2,500	—	—	$18.63	12/15/2008	—	—	—	—

[1]

The amounts in this column reflect the number of shares of restricted stock granted in 2007 and 2006 to each named executive officer pursuant to the 2004 Incentive Stock Plan. Shares granted in 2007 and 2006 will vest on December 18, 2012 and December 19, 2011, respectively.

[2]	The amounts in this column represent the fair market value of the restricted stock as of December 31, 2007. The closing price of the Corporation’s stock was $30.25 on that date.

The following table provides information regarding the value realized by our named executive officers who exercised an option award during 2007. None of our named executive officers held restricted stock that vested during 2007.

Option Exercises and Stock Vested for 2007

Name	Option Awards		Stock Awards
	Number of Shares acquired on exercise (#)	Value realized on exercise ($)	Number of Shares acquired on vesting (#)	Value realized on vesting ($)
Larry G. Dillon	3,200	$93,568	—	—
Thomas F. Cherry	1,600	$42,224	—	—
Robert L. Bryant	—	—	—	—
Bryan E. McKernon	—	—	—	—

The following table shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each named executive officer under the Retirement Plan, which is described in more detail in the “Compensation Discussion and Analysis” on pages 13 through 14.

Pension Benefits for 2007

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit[1] ($)		Payments During Last Fiscal Year ($)
Larry G. Dillon	Retirement Plan	30	$529,000		—
Thomas F. Cherry	Retirement Plan	11	$68,193		—
Robert L. Bryant	Retirement Plan	3	$69,885	[2]	—
Bryan E. McKernon[3]	—	—	—		—

[1]

Assumptions used in the calculation of these amounts are included in note 10 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2007 included in the Corporation’s Annual Report on Form 10-K filed with the SEC on March 7, 2008.

[2]	Mr. Bryant will not be eligible for any Retirement Plan benefits because he has resigned before vesting.
[3]	Mr. McKernon is not a participant in the Retirement Plan.

The following table summarizes our named executive officers’ compensation under our Nonqualified Plan described in more detail in the “Compensation Discussion and Analysis” on page 15.

Nonqualified Deferred Compensation for 2007

Name	Executive Contributions in Last FY1 ($)	Registrant Contributions in Last FY2 ($)	Aggregate Earnings in Last FY3 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE[4,5] ($)
Larry G. Dillon	—	$31,650	$31,604	—	$405,452
Thomas F. Cherry	—	$18,478	$8,356	—	$131,064
Robert L. Bryant	—	$18,478	$4,959	—	$58,762
Bryan E. McKernon	$31,803	—	$108,002	—	$1,962,576

[1]

Reflects $31,803, which was reported as 2007 salary to Mr. McKernon in the Summary Compensation Table on page 20. Pursuant to the Nonqualified Plan, certain executives, including named executive officers, may defer awards earned under the MIP or base salary. Deferral elections are made by eligible executives in December of each year for amounts to be earned in the following year. An executive may defer all or a portion of his or her annual non-equity incentive compensation and base salary.

[2]

Registrant contributions in 2007 represent amounts earned in 2006 but contributed in 2007 and, therefore, are not included in the Summary Compensation Table and the All Other Compensation Table for 2007 on pages 20 and 21, respectively.

[3]	The investment options available to an executive under the deferral program are identical to the investment options under the Bank’s Savings Plan.
[4]

The aggregate balance includes $128,109 for Mr. Cherry and $57,897 for Mr. Bryant, which amounts are not currently vested. These amounts only vest upon death, disability, retirement or a change in control.

[5]	The aggregate balance for Mr. McKernon includes $46,563, which was reported as 2006 salary in the Summary Compensation Table on page 20.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Corporation is currently comprised of four directors, all of whom satisfy all of the following criteria: (i) meet the independence requirements set forth in the NASDAQ listing standards’ definition of “independent director,” (ii) have not accepted directly or indirectly any consulting, advisory, or other compensatory fee from the Corporation or any of its subsidiaries, (iii) are not affiliated persons of the Corporation or any of its subsidiaries and (iv) are competent to read and understand financial statements. In addition, at least one member of the Audit Committee has past employment experience in finance or accounting or comparable experience which results in the individual’s financial sophistication. The Board has determined that the chairman of the Audit Committee, Mr. Barry R. Chernack, qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC promulgated pursuant to the Sarbanes-Oxley Act. Mr. Chernack is independent of management based on the independence requirements set forth in the NASDAQ listing standards’ definition of “independent director.” The Audit Committee has furnished the following report:

The Audit Committee is appointed by the Corporation’s Board of Directors to assist the Board in overseeing (1) the quality and integrity of the financial statements of the Corporation, (2) the independent registered public accountant’s qualifications and independence, (3) the performance of the Corporation’s internal audit function and independent registered public accountant and (4) the Corporation’s compliance with legal and regulatory requirements. The authority and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board and include sole responsibility for the appointment, compensation and evaluation of the Corporation’s independent registered public accountant and the internal auditors for the Corporation, as well as establishing the terms of such engagements. The Audit Committee has the authority to retain the services of independent legal, accounting or other advisors as the Audit Committee deems necessary, with appropriate funding available from the Corporation, as determined by the Audit Committee, for such services. The Audit Committee reviews and reassesses its charter annually and recommends any changes to the Board for approval. The Audit Committee Charter is posted on the Corporation’s website.

The Audit Committee is responsible for overseeing the Corporation’s overall financial reporting process. In fulfilling its oversight responsibilities for the financial statements for fiscal year 2007, the Audit Committee:

•	Monitored the preparation of quarterly and annual financial reports by the Corporation’s management;

•

Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2007 with management and Yount, Hyde & Barbour, P.C. (“YHB”), the Corporation’s independent registered public accountant;

•	Discussed with management, YHB and the Corporation’s Director of Internal Audit the adequacy of the system of internal controls;

•	Discussed with YHB the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

•	Received written disclosures and a letter from YHB regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee discussed with YHB its independence.

The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee determined appropriate. In addition, the Audit Committee’s meetings included, when appropriate, executive sessions with the Corporation’s independent registered public accountant and the Corporation’s Director of Internal Audit, in each case without the presence of the Corporation’s management.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. Also, in its oversight role, the Audit Committee relies on the work and assurances of the Corporation’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accountant, who, in their report, express an opinion on the conformity of the Corporation’s annual financial statements to accounting principles generally accepted in the United States of America.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and YHB, the Audit Committee recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

Audit Committee

Barry R. Chernack, Chairman

J. P. Causey Jr.

C. Elis Olsson

William E. O’Connell Jr.

Independent Registered Public Accounting Firm

The Corporation’s Audit Committee has appointed YHB as independent registered public accountant for the current fiscal year ending December 31, 2008. YHB also served as independent registered public accountant for the fiscal year ended December 31, 2007. A representative of YHB will be present at the Annual Meeting and will be given the opportunity to make a statement and respond to appropriate questions from the shareholders.

Principal Accountant Fees

The following table presents the fees for professional audit services rendered by YHB for the audit of the Corporation’s annual financial statements for the years ended December 31, 2007 and 2006, and fees billed for other services rendered by YHB during those periods. All such audit and non-audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by YHB was compatible with the maintenance of that firm’s independence in the conduct of their auditing functions.

	Year Ended December 31,
	2007	2006
Audit fees (1)	$146,219	$123,689
Audit-related fees (2)	24,930	36,773
Tax fees (3)	16,103	14,910
All other fees	—	—

	$187,252	$175,372

(1)

Audit fees consist of audit and review services, attestation report on internal controls under SEC rules, consents and review of documents filed with the SEC. For 2007, includes amounts billed through December 31, 2007, and additional amounts estimated to be billed for the 2007 audit.

(2)	Audit-related fees consist of employee benefit plan audits, HUD audits and consultation concerning financial accounting and reporting standards.
(3)	Tax fees consist of preparation of federal and state tax returns and review of quarterly estimated tax payments.

Audit Committee Pre-Approval Policy

Pursuant to the terms of the Corporation’s Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Corporation’s independent registered public accountant. The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent registered public accountant in order to assure that the provision of such services does not impair the registered public accountant’s independence. The Audit Committee has delegated interim pre-approval authority to Mr. Barry R. Chernack, Chairman of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accountant to management.

The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. With respect to each proposed pre-approved service, the independent registered public accountant must provide detailed back-up documentation to the Audit Committee regarding the specific service to be provided pursuant to a given pre-approval of the Audit Committee. Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee (or the Audit Committee Chairman) by both the independent registered public accountant and the Corporation’s CFO, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors, executive officers, and 10% beneficial owners of the Corporation’s common stock to file reports concerning their ownership of and transactions in Corporation common stock. Based on a review of the copies of those reports furnished to the Corporation, or written representations that no other reports were required, the Corporation believes that its officers and directors complied with all such filing requirements under Section 16(a) during 2007.

PROPOSAL TWO

APPROVAL OF THE AMENDED AND RESTATED C&F FINANCIAL CORPORATION 2004

INCENTIVE STOCK PLAN

General

The Corporation’s current incentive stock plan, the C&F Financial Corporation 2004 Incentive Stock Plan (the “2004 Plan”) was adopted by the Board on February 17, 2004, and became effective on May 1, 2004, upon approval by the Corporation’s shareholders at the Corporation’s annual meeting held on April 20, 2004. The 2004 Plan authorizes an aggregate of 500,000 shares of Corporation common stock to be issued as equity awards in the form of stock options, stock appreciation rights and restricted stock to key employees of the Corporation and its subsidiaries.

The purpose of the 2004 Plan has been to promote the success of the Corporation and its subsidiaries by providing incentives to key employees that will promote the identification of their personal interest with the long-term financial success of the Corporation and with growth in shareholder value. The 2004 Plan was designed to provide flexibility to the Corporation and its subsidiaries, in their ability to motivate, attract, and retain the services of key employees upon whose judgment, interest, and special effort the successful conduct of their operation is largely dependent.

December 18, 2007 Amendments

On December 18, 2007, the Board approved the following amendments to the 2004 Plan, subject to shareholder approval: (i) adding non-employee directors (including non-employee regional or advisory directors) to the group of eligible award recipients under the plan, (ii) permitting the award of restricted stock units (“RSUs”) under the plan, and (iii) expanding the definition of “subsidiary” in the plan to include non-corporate entities. No awards to non-employee directors, no awards to persons who are not key employees of the Corporation or any subsidiary (as defined in the plan prior to December 18, 2007) and no awards of RSUs may be granted under the 2004 Plan unless and until shareholders approve these amendments.

If Proposal Two is approved by the shareholders, non-employee directors will become eligible to receive awards under the 2004 Plan, and the Corporation will cease granting awards to non-employee directors under the separate Amended and Restated C&F Financial Corporation 1998 Non-Employee Director Stock Compensation Plan, which expires in 2008, and the Corporation will cease granting awards to regional directors under the separate Amended and Restated C&F Financial Corporation 1999 Regional Director Stock Compensation Plan, which expires in 2009. If Proposal Two is approved by shareholders, non-employee directors and key employees will be eligible to receive awards of RSUs in addition to stock options, stock appreciation rights and restricted stock awards under the 2004 Plan. If Proposal Two is approved by shareholders, non-employee directors and key employees of non-corporate subsidiaries of the Corporation may be selected as award recipients under the 2004 Plan. If Proposal Two is not approved by shareholders, the 2004 Plan will continue to operate pursuant to its current terms except that these amendments will not take effect.

In addition to the amendments discussed above, which require shareholder approval to become effective, on December 18, 2007 the Board also approved the following amendments to the 2004 Plan, which do not require shareholder approval and which are already in effect: (i) requiring mandatory adjustments to retain the economic value or opportunity of outstanding awards in the event of certain capital adjustments, (ii) changing the definition of “fair market value” for awards made after December 18, 2007, and (iii) making certain changes in connection with the potential applicability of Section 409A of the Code to awards under the plan. These amendments will continue in effect even if shareholders do not approve Proposal Two.

The amendments to be approved pursuant to this Proposal Two do not increase the number of shares available to be awarded under the 2004 Plan. As of the date of this Proxy Statement, 257,400 shares remain available for award under the 2004 Plan. The closing price per share of the Corporation’s common stock, as reported on the NASDAQ Global Select Market, on February 29, 2008 was $28.51.

A copy of the 2004 Plan, as amended by the amendments discussed above (the “Amended 2004 Plan”), is attached as Appendix A to this Proxy Statement.

Reasons for the Amendments to be Approved

The Board adopted these amendments on December 18, 2007 in order to provide increased flexibility in the granting of equity awards consistent with the Corporation’s compensation philosophy. The Board decided to add non-employee directors to the 2004 Plan in anticipation of the expiration of the Amended and Restated C&F Financial Corporation 1998 Non-Employee Director Stock Compensation Plan later in 2008 and the Amended and Restated C&F Financial Corporation 1999 Regional Director Stock Compensation Plan in 2009. Adding non-employee directors to the existing 2004 Plan simplifies the administration of the Corporation’s equity award practices. Adding the ability to grant RSUs provides the flexibility to make awards without issuing shares of stock until the awards are earned, vested and payable. Expanding the definition of “subsidiary” in the plan to include non-corporate entities grants flexibility to make awards to key employees and non-employee directors of non-corporate entities which may be part of the Corporation’s affiliated group in the future.

Summary of the Amended 2004 Plan

The following description of the Amended 2004 Plan summarizes the principal features of the 2004 Plan, as amended by the Board on December 18, 2007, and is qualified in its entirety by reference to the full text of the Amended 2004 Plan, a copy of which is attached as Appendix A to this Proxy Statement.

Purpose. The Board believes that the Amended 2004 Plan is in the best interests of the Corporation, its subsidiaries and the Corporation’s shareholders by promoting a greater identity of interest between the Corporation’s and its subsidiaries’ key employees and non-employee directors (“participants”) and the Corporation’s shareholders through increasing the participants’ proprietary interest in the Corporation through the receipt of awards in the form of stock options, stock appreciation rights, restricted stock and restricted stock units (“awards”).

Administration. The Amended 2004 Plan will continue to be administered by a committee, which will consist only of members who are disinterested persons as defined in Rule 16b-3 under the Exchange Act and “outside directors” as defined by Section 162(m) of the Code. Unless otherwise provided by the Board, the Compensation Committee will continue to serve as the committee under the plan (the “Committee” for purposes of Proposal Two) and administer the Amended 2004 Plan. The Committee will have the power to determine the non-employee directors and key employees to whom awards are made.

Each award under the Amended 2004 Plan will be made pursuant to a written agreement between the Corporation and the recipient of the award (the “award agreement”). In administering the Amended 2004 Plan, the Committee will have the authority to determine the terms and conditions upon which awards may be made and exercised, to determine terms and provisions of each award agreement, to construe and interpret the plan and the award agreements, to establish, amend, or waive rules or regulations for the plan’s administration, to accelerate the exercisability of any award, the end of any performance period or termination of any period of restriction, and to make all other determinations and take all other actions necessary or advisable for the administration of the plan.

Subject to the terms, conditions, and limitations of the Amended 2004 Plan, the Committee may modify, extend, or renew outstanding awards as long as any modification does not adversely affect the rights or obligations of the participant without the consent of the participant. If authorized by the Board of Directors, the Committee may accept the surrender of outstanding awards and authorize new awards in substitution therefor, including awards with lower exercise prices so long as the new awards are not granted until at least six months and one day after the surrendered awards are surrendered, awards with longer terms than the surrendered awards and awards with more rapid vesting and exercisability than the surrendered awards.

The Amended 2004 Plan is intended to give the Committee the authority to grant awards that qualify as performance-based compensation under Section 162(m) of the Code and will be interpreted and construed consistent with such intent. However, there is no requirement in the Amended 2004 Plan that awards actually qualify as performance-based compensation under Section 162(m) of the Code.

Amendment and Termination. The Board of Directors may terminate, amend, or modify the Amended 2004 Plan from time to time in any respect without shareholder approval, including amendments necessary to make the Amended 2004 Plan conform with Rule 16b-3 under the Exchange Act or regulations under Section 162(m) of the Code, unless the particular amendment or modification requires shareholder approval under the Code, under the rules and regulations under Section 16 of the Exchange Act, under the rules and regulations of the exchange or system on which the Corporation common stock is listed (currently, NASDAQ) or pursuant to any other applicable laws, rules, or regulations. Currently, shareholder approval of any amendments is required if an amendment would (i) materially increase the number of securities which may be issued under the plan or (ii) materially modify the requirements as to eligibility for participation.

Term. The Amended 2004 Plan will expire on April 30, 2014, unless sooner terminated by the Board.

Eligibility. Non-employee directors of the Corporation and its subsidiaries and employees of the Corporation and its subsidiaries who are deemed to be key employees (“key employees”) by the Committee are eligible for awards under the Amended 2004 Plan. Non-employee directors include individuals who are members of the Board of the Corporation or a subsidiary or the group known as the “regional” or “advisory” board of the Corporation or any subsidiary (including any division of a subsidiary), and who are not employees of the Corporation or a subsidiary. Key employees include officers or other employees of the Corporation and its subsidiaries who, in the opinion of the Committee, can contribute significantly to the growth and profitability of, or perform services of major importance to, the Corporation and its subsidiaries. The term “subsidiary” includes any corporation, partnership, limited liability company, or joint venture which is or becomes a subsidiary of the Corporation. If Proposal Two is not approved, key employees would continue to be the only group eligible to receive awards under the plan, non-employee directors would not be eligible to receive awards under the plan, and the term “subsidiary” would not include subsidiary partnerships, limited liability companies or joint ventures.

As of March 15, 2008, there are approximately 100 employees (including the Corporation’s named executive officers) and 22 non-employee directors who would be eligible to participate in the Amended 2004 Plan. The nature and extent of their participation, the benefits or amounts to be received by each of them, and any consideration to be received by the Corporation for granting or awarding such benefits will be determined by the Committee.

Shares Subject to the Amended 2004 Plan. Up to 500,000 shares of Corporation common stock may be issued for all purposes under the Amended 2004 Plan, with any shares issued pursuant to awards prior to shareholder approval of Proposal Two counting against this maximum. Except as set forth below, shares of Corporation common stock issued in connection with the exercise of, or as other payment for, an award will be charged against the total number of shares issuable under the Amended 2004 Plan. If any award granted (for which no material benefits of ownership have been received, including dividends) terminates, expires, or lapses for any reason other than as a result of being exercised (other than by exercise of a related option in the case of Tandem SARs (defined below), or if shares issued (for which no material benefits of ownership have been received, including dividends) pursuant to an award are forfeited, Corporation common stock subject to such award will be available for further awards to participants.

In order to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations, or reorganizations by the Corporation, the Committee will adjust the number of shares subject to each outstanding award, the exercise price, and the annual limit on and aggregate number of shares for which or from which awards may be made.

Annual Limits on Awards. Under the Amended 2004 Plan, there are limits on the number of common shares with respect to which awards may be made to any one individual in any calendar year as follows: stock options—25,000 shares; Tandem SARs—25,000 shares; restricted stock and restricted stock units combined—15,000 shares.

Certain Terms of Awards. Awards granted under the Amended 2004 Plan generally may not be assigned, transferred, pledged, or otherwise encumbered by a participant, other than by will or the laws of descent and distribution. Awards of options, restricted stock units and stock appreciation rights may be exercised during the recipient’s lifetime only by the recipient or, in the case of disability, by the recipient’s legal representative. Unless specified below in the description of the particular awards available under the Amended 2004 Plan or unless specified in the plan itself, the prices, expiration dates, consideration to be received by the Corporation, and other terms of each award agreement will be determined by the Committee.

Option Awards. The Amended 2004 Plan authorizes the grant of options to purchase Corporation common stock. An option may be either an incentive stock option within the meaning of Section 422 of the Code (“ISO”) or a non-qualified stock option (“NQSO”) (either, an “option”), except that non-employee directors may not be granted ISOs. In no event may an ISO be granted on or after May 1, 2014.

The terms applicable to options will be determined by the Committee, but an option generally will not be exercisable in any event after ten years from its grant (or 5 years if the option is intended to be an ISO and the optionee owns more than 10% of the Corporation’s outstanding stock), and the exercise price for an option may not be less than 100% of the fair market value of the Corporation’s common stock at the date the option is awarded (or 110% if the option is intended to be an ISO and the optionee owns more than 10% of the Corporation’s outstanding stock). All options granted as ISOs are intended to comply with all applicable provisions of the Code and all other applicable rules and regulations governing ISOs. All other option terms will be determined by the Committee in its sole discretion.

Tandem SAR Awards. The Amended 2004 Plan authorizes the grant of stock appreciation rights in tandem with the grant of options (“Tandem SARs”). A Tandem SAR may be exercised in whole or in part, and entitles the holder, upon exercise, to receive, without any payment to the Corporation (other than required withholding amounts), cash or Corporation common stock or a combination thereof equivalent in value to the excess of the fair market value on the exercise date of the shares of Corporation common stock represented by the SAR over the option exercise price of the related option.

A Tandem SAR may be exercised only when the current value of the Tandem SAR exceeds the exercise price of the related option. A Tandem SAR will expire no later than, and is exercisable and transferable subject to the conditions of, the related option. In no event will the term of any Tandem SAR exceed ten years from its date of grant date.

If a Tandem SAR is exercised, it will reduce correspondingly the number of shares of Corporation common stock represented by the related option, and exercise of the related option will similarly reduce the number of shares represented by the Tandem SAR. The Committee retains sole discretion to approve or disapprove an optionee’s election to receive cash to the extent required by Rule 16b-3 under the Exchange Act or the terms of the particular award agreement.

Restricted Stock Award. The Amended 2004 Plan authorizes the grant of shares of Corporation common stock which contains certain restrictions on the full enjoyment of those shares (“restricted stock”).

A recipient of restricted stock may not dispose of the restricted stock until certain restrictions established by the Committee lapse. The restrictions may take the form of a period of restriction during which the recipient must remain employed or may require the achievement of one or more preestablished performance criteria within a certain time period in order to be fully vested in the shares. The performance criteria may be stated in terms of the value of the Corporation common stock, return on equity, earnings per share, total earnings, earnings growth, return on assets, or return on capital or other similar criteria or combination thereof.

Recipients of restricted stock are not required to provide consideration for the restricted stock other than the rendering of services. Recipients generally will have, with respect to the restricted stock, all the rights of a shareholder of the Corporation, including the right to vote the shares, and, unless otherwise provided in the award agreement, the right to receive any cash dividends on the shares. If a distribution is paid in Corporation common stock, unless otherwise provided in the award agreement, the distributed Corporation common stock will be restricted stock subject to the same restrictions as are applicable to the restricted stock with respect to which the distribution was made.

Unless otherwise provided in the award agreement, upon termination of employment while restricted stock is subject to restrictions for reasons other than death, disability or retirement, shares of restricted stock will be forfeited subject to such exceptions, if any, as are authorized by the Committee and set forth in the award agreement. Similarly, shares of restricted stock will also be forfeited if the performance criteria established with respect to such awards are not achieved within the required time period.

Restricted Stock Unit. The Amended 2004 Plan authorizes the grant of RSUs An RSU is an award that is valued by reference to a share of common stock. Upon lapse of the restrictions with respect to an RSU, a participant is entitled to receive, without any payment to the Corporation, an amount of cash or common stock equal to the aggregate fair market value of the shares subject to the RSU on the date the restrictions lapse. The restrictions may take the form of a period during which the participant must remain employed or in service as a non-employee director or may require the achievement of one or more pre-established performance criteria.

Holders of RSUs will have no right to vote the shares represented by the RSUs. In addition, unless otherwise provided by the Committee, holders of RSUs will have no rights to dividends and other distributions paid in cash or property other than common stock of the Corporation. Unless otherwise provided by the Committee, any dividends or other distributions paid in common stock of the Corporation will be deemed to increase the number of RSUs accordingly. Unless otherwise provided by the Committee, if an award provides for crediting dividends and other distributions paid in cash or property other than common stock of the Corporation, such amounts will entitle the participant to an equivalent number of units represented by the value of those dividends or other distributions. RSUs will be forfeited in the event that specified service or performance goals are not achieved within the required time period.

Payment for vested RSUs may be made when the restrictions lapse, if provided for in the award agreement, on a delayed basis either on an elective or non-elective basis. If paid on a delayed basis, the amount the participant receives may be adjusted for deemed interest or earnings on such basis as the Committee may provide. If Proposal Two is not approved by shareholders, no RSUs may be granted under the plan.

Change in Control. In order to maintain all the participants’ rights in the event of a change in control of the Corporation (as that term is defined in the Amended 2004 Plan), the Committee, as constituted before such change in control, in its sole discretion (but subject to any limitations under Section 409A of the Code) may, as to any outstanding award either at the time an award is made or any time thereafter take any one or more of the following actions: (i) provide for the acceleration of any time periods relating to the exercise or realization of any such award so that such award may be exercised or realized in full on or before a date initially fixed by the Committee; (ii) provide for the purchase or settlement of any such award by the Corporation, upon a participant’s request, for an amount of cash equal to the amount which could have been obtained upon the exercise of such award or realization of such participant’s rights had such award been currently exercisable or payable; (iii) make such adjustment to any such award then outstanding as the Committee deems appropriate to reflect such change in control; or (iv) cause any such award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation in such change in control.

Termination of Employment or Service. In determining cessation of employment under an award, service transfers between the Corporation and a subsidiary and changes in status between that of an employee and a non-employee director will be disregarded.

Federal Income Tax Consequences of Awards

The following is a brief summary of the federal income tax consequences relating to awards under the Amended 2004 Plan based upon the federal income tax laws in effect on the date hereof. It should not be construed to be legal advice to any participant. Participants should consult their own financial, tax and legal advisors or accountants regarding the federal, state and local tax consequences applicable to them.

ISOs. A participant who receives an ISO will not be subject to taxation at the time of grant or exercise (if exercised not more than three months, or one year if the participant is disabled, after ceasing to be an employee of the Corporation or a subsidiary), nor will the Corporation or its subsidiary employing such person (the “employing company”) be entitled to a deduction for federal income tax purposes at such times. However, the excess of the fair market value of the shares on the date of exercise over the exercise price is a tax preference item for purposes of determining a participant’s alternative minimum tax. If an ISO is exercised more than three months, or one year if the participant is disabled, after ceasing to be an employee of the employing company, the option will be treated as a NQSO for federal income tax purposes.

A disposition of the shares acquired on exercise of an ISO after the expiration of the required holding period at a gain will generate long-term capital gain in the year of disposition, and the employing company will not be entitled to a deduction for federal income tax purposes. A disposition of the shares acquired on exercise of an ISO prior to the expiration of the applicable holding period (a disqualifying disposition) will subject the participant to taxation as ordinary compensation income in the year of disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price (or, if less, the excess of the amount realized on the disposition over the exercise price), and the employing company generally will be entitled to a corresponding deduction for federal income tax purposes at that time. The applicable holding period is the longer of two years from the date of grant or one year from the date of exercise. A participant’s basis in the shares acquired on exercise of an ISO is equal to the exercise price paid plus any amount includible in income as a result of a disqualifying disposition.

NQSOs. A NQSO award results in no taxable income to the participant receiving the award or deduction to the employing company at the time of grant. A participant who exercises a NQSO will realize ordinary compensation income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. The employing company generally will be entitled to a corresponding deduction for federal income tax purposes at that time.

Use of Shares to Exercise Options. If a participant pays all or part of the exercise price for an ISO or NQSO in shares of Corporation common stock that the participant already owns, the participant will not realize gain or loss on those surrendered shares, but will be taxed according to the rules described above. The shares acquired upon exercise that are equal in number to the shares surrendered will have a basis equal to the basis of the shares surrendered, and (except as noted below with respect to disqualifying dispositions) the holding period of those shares will include the holding period of the shares surrendered. The basis of additional shares received upon exercise of an NQSO will be equal to the market value of those shares on the exercise date, and the holding period will begin on the exercise date. The basis of additional shares received upon exercise of an ISO will be zero, and the holding period will begin on the exercise date. If the participant sells any of the shares received upon exercise of an ISO within two years of the ISO grant date or within one year after exercise, the shares with the lowest basis (i.e., zero basis) will be deemed to be disposed of first, and that disposition will be a disqualifying disposition giving rise to ordinary compensation income as previously discussed above.

Tandem SARs. A Tandem SAR award results in no taxable income to the participant receiving the award or deduction to the employing company at the time of grant. A participant who exercises a Tandem SAR will realize ordinary compensation income in an amount equal to the amount of cash and the fair market value of any shares received. The employing company generally will be entitled to a corresponding deduction for federal income tax purposes at that time. If the participant receives common stock upon exercise of a Tandem SAR, the taxation of the post-exercise appreciation or depreciation is treated as either a short-term or long-term capital gain or loss, depending upon the length of time the participant held the shares of common stock.

Restricted Stock. A restricted stock award generally results in no taxable income to the participant receiving the award or deduction to the employing company at the time of grant. A participant receiving restricted stock generally will recognize ordinary compensation income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to forfeiture, less the consideration paid for the stock. However, a participant may elect, under Section 83(b) of the Code within 30 days of the grant of the restricted stock, to recognize ordinary compensation income on the date of grant equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) over the purchase price (if any) of the restricted stock. Thereafter, if the shares are forfeited, the participant will be entitled to a deduction, refund, or loss, for tax purposes only, in an amount equal to any purchase price of the forfeited shares regardless of whether the participant made a Section 83(b) election. With respect to the sale of shares after the forfeiture period has expired, the holding period to determine whether any gain or loss is long or short-term begins when the restriction period expires, and the tax basis for such shares will generally be based on the fair market value of such shares on such date. However, if the participant makes an election under Section 83(b), the holding period will commence on the date of grant, the tax basis will be equal to the fair market value of shares on such date (determined without regard to restrictions), and the employing company generally will be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to the participant in the year that such income is taxable. Dividends paid on restricted stock generally will be treated as compensation that is taxable as ordinary income to the participant, and will be deductible by the employing company, when paid. If, however, the participant makes a Section 83(b) election, the dividends will be taxable as ordinary dividend income to the participant but will not be deductible by the employing company.

Restricted Stock Units. A participant will not realize income in connection with the grant of an RSU unit or the credit of any dividend equivalents to his or her account. When shares of common stock and/or cash is delivered to the participant, the participant will generally be required to include as ordinary compensation income in the year of receipt, an amount equal to the amount of cash and the fair market value of any shares received. The employing company will be entitled to a deduction at that time and in the amount included in the participant’s income by reason of the receipt. For each share of common stock received in respect of an RSU, the taxation of the post-exercise appreciation or depreciation is treated as either a short-term or long-term capital gain or loss, depending upon the length of time the participant held the shares of common stock.

Other Federal Income Tax Aspects. On October 22, 2004, the American Jobs Creation Act of 2004 (the “Act”) was enacted and included a new tax provision (Section 409A of the Code) affecting “nonqualified deferred compensation.” Any such compensation must, among other things, meet election timing and payment timing requirements. Failure to meet these requirements causes the nonqualified deferred compensation to be taxed when vested, to be subject to an additional 20% federal income tax and to be subject to interest on federal underpayments from the year the compensation vests. Under current Internal Revenue Service guidance, certain awards under the Amended 2004 Plan are excluded from nonqualified deferred compensation to which Section 409A applies. These excluded awards are stock options under which common stock is issued, Tandem SARs under which common stock is issued, restricted stock and RSUs which are paid at or shortly after vesting. Other awards under the Amended 2004 Plan may be treated as nonqualified deferred compensation to which Section 409A applies; and in such case it is generally the Corporation’s intent that such awards be designed to comply with the election timing, payment timing and other requirements of Section 409A.

General. The rules governing the tax treatment of awards that may be granted under the Amended 2004 Plan are very technical, so the above description of the tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state laws may not be the same as under the federal income tax laws.

Recommendation and Vote Required

The affirmative vote of the holders of a majority of Corporation common stock represented in person or by proxy voting at the Annual Meeting, assuming a quorum is present, is required to approve the 2004 Amended Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL TWO TO APPROVE THE AMENDED AND RESTATED C&F FINANCIAL CORPORATION 2004 INCENTIVE STOCK PLAN.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2007 with respect to compensation plans under which equity securities of the Corporation are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders (1)	500,050	$32.26	280,150	(3)
Equity compensation plan not approved by shareholders (2)	10,167	$27.83	13,000	(4)

Total	510,217	$32.17	293,150

(1)

This plan category consists of (1) the Amended and Restated C&F Financial Corporation 2004 Incentive Stock Plan (2004 Incentive Plan), (2) the Amended and Restated C&F Financial Corporation 1994 Incentive Stock Plan, which expired on April 30, 2004, and (3) the Amended and Restated C&F Financial Corporation 1998 Non-Employee Director Stock Compensation Plan (Director Plan).

(2)

This plan category consists solely of the Amended and Restated C&F Financial Corporation 1999 Regional Director Stock Compensation Plan (Regional Director Plan). The Board of Directors of the Corporation adopted the Regional Director Plan on October 19, 1999. This plan will expire on October 18, 2009, unless sooner terminated by the Corporation’s Board of Directors. The Regional Director Plan makes available up to 25,000 shares of common stock for awards to eligible members of the regional boards of the Bank, or any other regional board of the Corporation, the Bank, any other division of the Bank or any other affiliate of the Corporation approved for participation in the Regional Director Plan, in the form of stock options. The purpose of the Regional Director Plan is to promote a greater identity of interest between regional directors and the Corporation’s shareholders by increasing the ownership of the regional directors in the Corporation’s equity securities through the receipt of awards in the form of options. All regional directors who are not employees or directors of the Corporation, the Bank or any other affiliate of the Corporation are eligible for awards under the Regional Director Plan. This plan is administered by the Corporation’s Compensation Committee, which acts as a Stock Option Committee.

(3)

Includes 257,400 shares available to be granted in the form of options, stock appreciation rights or restricted stock under the 2004 Incentive Plan and 22,750 shares available to be granted in the form of options under the Director Plan.

(4)	Includes 13,000 shares available to be granted in the form of options under the Regional Director Plan.

OTHER BUSINESS

As of the date of this Proxy Statement, management of the Corporation has no knowledge of any matters to be presented for consideration at the Annual Meeting other than Proposal One and Proposal Two referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

If any shareholder intends to propose a matter for consideration at the Corporation’s 2009 Annual Meeting (other than shareholder nominations, discussed on pages 5 through 6), notice of the proposal must be received in writing by the Corporation’s Secretary by January 29, 2009. If any shareholder intends to present a proposal to be considered for inclusion in the Corporation’s proxy materials in connection with the 2009 Annual Meeting, the proposal must be in proper form and must be received by the Corporation’s Secretary, at the Corporation’s principal office in West Point, Virginia, on or before November 15, 2008.

In addition, the proxy solicited by the Board of Directors for the 2009 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Corporation has not received notice of such proposal by January 29, 2009, in writing delivered to the Corporation’s Secretary.

By Order of the Board of Directors,

/s/ Thomas F. Cherry
Thomas F. Cherry
Secretary

West Point, Virginia

March 15, 2008

A copy of the Corporation’s Annual Report on Form 10-K (including exhibits) as filed with the Securities and Exchange Commission for the year ended December 31, 2007, will be furnished without charge to shareholders upon written request to Secretary, C&F Financial Corporation, 802 Main Street, P.O. Box 391, West Point, Virginia 23181. Copies of the Annual Report on Form 10-K may also be obtained without charge by visiting the Corporation’s web site at http://www.cffc.com.

APPENDIX A

AMENDED AND RESTATED

C&F FINANCIAL CORPORATION

2004 INCENTIVE STOCK PLAN

(As Amended and Restated December 18, 2007)

ARTICLE I

Establishment, Purpose, and Duration

1.1 Establishment and Amendment of the Plan. C&F Financial Corporation, a Virginia corporation (the “Company”), hereby amends and restates its 2004 Incentive Stock Plan. The Plan as so amended and restated shall be known as the “Amended and Restated 2004 Incentive Stock Plan”, as set forth in this document. Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in Section 2.1 herein. The Plan permits the grant of Incentive Stock Options, Non-qualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units.

The Plan was originally adopted by the Board of Directors of the Company on February 17, 2004, and became effective on May 1, 2004 (the “Effective Date”), upon approval by vote of shareholders of the Company in accordance with applicable laws. The Plan was amended and restated by the Board of Directors of the Company on December 18, 2007 to (i) add Non-Employee Directors as Participants under the Plan, (ii) require mandatory adjustments to retain the economic value or opportunity of outstanding Awards in the event of certain capital adjustments, (iii) change the definition of Fair Market Value for Awards made after December 18, 2007, (iv) to expand the definition of Subsidiary to include non-corporate entities, (v) to make certain changes in connection with the potential applicability of Section 409A of the Code to Awards under the Plan and (vi) to permit the award of Restricted Stock Units, as well as to clarify certain terms and provisions of the Plan (the “Plan Amendments”).

The Plan Amendments to add Non-Employee Directors as Participants under the Plan, to expand the definition of Subsidiary and to permit the award of Restricted Stock Units will only become effective upon approval of such Plan Amendments by vote of shareholders of the Company in accordance with applicable laws. Awards to Non-Employee Directors under the Plan, Awards to persons who are not Key Employees of the Company or any Subsidiary (as defined prior to the Plan Amendments) and Awards of Restricted Stock Units may not be granted prior to the date of such shareholder approval.

1.2 Purpose of the Plan. The purpose of the Plan is to promote the success of the Company and its Subsidiaries by providing incentives to Key Employees and Non-Employee Directors that will promote the identification of their personal interest with the long-term financial success of the Company and with growth in shareholder value. The Plan is designed to provide flexibility to the Company and its Subsidiaries, in its ability to motivate, attract, and retain the services of Key Employees and Non-Employee Directors upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent.

1.3 Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1 herein, and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Article XII herein, until April 30, 2014, at which time it shall terminate except with respect to Awards made prior to, and outstanding on, that date which shall remain valid in accordance with their terms.

ARTICLE II

Definitions

2.1 Definitions. Except as otherwise defined in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) “Agreement” means a written agreement implementing the grant of each Award signed by an authorized officer of the Company and by the Participant.

(c) “Award” means, individually or collectively, a grant under this Plan of Incentive Stock Options, Non-qualified Stock Options, Stock Appreciation Rights, Restricted Stock, and Restricted Stock Units.

(d) “Award Date” or “Grant Date” means the date on which an Award is made by the Committee under this Plan.

(e) “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

(f) “Board” or “Board of Directors” means the Board of Directors of the Company, unless otherwise indicated.

(g) “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i) any Person (other than the Company, any Subsidiary, a trustee or other fiduciary holding securities under any employee benefit plan of the Company, or its Subsidiaries), who or which, together with all Affiliates and Associates of such Person, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

(ii) if, at any time after the Effective Date, the composition of the Board of Directors of the Company shall change such that a majority of the Board of the Company shall no longer consist of Continuing Directors; or

(iii) if at any time, (A) the Company shall consolidate with, or merge with, any other Person and the Company shall not be the continuing or surviving corporation, (B) any Person shall consolidate with or merge with the Company, and the Company shall be the continuing or surviving corporation and, in connection therewith, all or part of the outstanding Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, (C) the Company shall be a party to a statutory share exchange with any other Person after which the Company is a subsidiary of any other Person, or (D) the Company shall sell or otherwise transfer 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any Person or Persons.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i) “Committee” means the committee of the Board appointed to administer the Plan pursuant to Article III herein, all of the members of which shall be “non-employee directors” as defined in Rule 16b-3, as amended, under the Exchange Act, or any similar or successor rule, and “outside directors” within the meaning of Section 162(m)(4)(C)(i) of the Code, as amended. Unless otherwise determined by the Board, the Committee shall consist of compensation committee of the Board.

(j) “Company” means C&F Financial Corporation, or any successor thereto as provided in Article XIV herein.

(k) “Continuing Director” means an individual who was a member of the Board of Directors of the Company on the Effective Date or whose subsequent nomination for election or re-election to the Board of Directors of the Company was recommended or approved by the affirmative vote of two-thirds of the Continuing Directors then in office.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” of a Share means: (i) with respect to Awards made prior to December 18, 2007, the fair market value as determined pursuant to a reasonable method adopted by the Committee in good faith for such purpose; or (ii) (A) with respect to Awards made on or after December 18, 2007, the closing market price (that is, the price at which last sold on the applicable principal U.S. market) of the Stock on the relevant date if it is a trading date or, if not, on the most recent date on which the Stock was traded prior to such date, as reported by the NASDAQ Stock Market, or (B) if, in the opinion of the Committee, the respective method is inapplicable or inappropriate for any reason, the fair market value as determined pursuant to a reasonable method adopted by the Committee in good faith for such purpose.

(n) “Incentive Stock Option” or “ISO” means an option to purchase Stock, granted under Article VI herein, which is designated as an incentive stock option and is intended to meet the requirements of Section 422 of the Code.

(o) “Key Employee” means an officer or other key employee of the Company or its Subsidiaries, who, in the opinion of the Committee, can contribute significantly to the growth and profitability of, or perform services of major importance to, the Company and its Subsidiaries.

(p) “Non-Employee Director” means an individual who is a member of the Board of the Company or a Subsidiary or the group known as the “regional” or “advisory” board of the Company or any Subsidiary (including any division of a Subsidiary) and, in either case, who is not an employee of the Company or a Subsidiary. For purposes hereof the term Subsidiary includes any corporation, partnership, limited liability company, or joint venture, which becomes a Subsidiary after the adoption of the Plan by the Board.

(q) “Non-qualified Stock Option” or “NQSO” means an option to purchase Stock, granted under Article VI herein, which is not intended to be an Incentive Stock Option.

(r) “Option” means an Incentive Stock Option or a Non-qualified Stock Option.

(s) “Participant” means a Key Employee or Non-Employee Director who is granted an Award under the Plan.

(t) “Performance Criteria” means one or more specified performance goals, which may be stated in terms of the value of the Stock, return on equity, earnings per share, total earnings, earnings growth, return on assets, or return on capital, with respect to Awards of Restricted Stock pursuant to Article VIII herein.

(u) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is restricted or the earning and vesting of Restricted Stock Units occur, pursuant to Article VIII or IX herein.

(v) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(w) “Plan” means the C&F Financial Corporation 2004 Incentive Stock Plan, as described and as hereafter from time to time amended.

(x) “Related Option” means an Option with respect to which a Stock Appreciation Right has been granted.

(y) “Restricted Stock” means an Award of Stock granted to a Participant pursuant to Article VIII herein.

(z) “Restricted Stock Unit” means an Award, designated as a Restricted Stock Unit, which is a bookkeeping entry granted to a Participant pursuant to Article IX herein and valued by reference to the Fair Market Value of a Share, which is subject to restrictions and forfeiture until the designated conditions for the lapse of the restrictions are satisfied. A Restricted Stock Unit is sometimes referred to as a “Restricted Unit.” Restricted Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Committee.

(aa) “Stock” or “Shares” means the common stock of the Company.

(bb) “Stock Appreciation Right” or “SAR” means an Award, designated as a stock appreciation right, granted to a Participant pursuant to Article VII herein.

(cc) “Subsidiary” shall mean any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code (“Section 424(f) Corporation”) and any partnership, limited liability company or joint venture in which either the Company or a Section 424(f) Corporation is at least a fifty percent (50%) equity participant.

ARTICLE III

Administration

3.1 The Committee. The Plan shall be administered by the Committee which shall have all powers necessary or desirable for such administration. The express grant in this Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. In addition to any other powers and subject to the provisions of the Plan, the Committee shall have the following specific powers: (i) to determine the terms and conditions upon which the Awards may be made and exercised; (ii) to determine all terms and provisions of each Agreement, which need not be identical; (iii) to construe and interpret the Agreements and the Plan; (iv) to establish, amend, or waive rules or regulations for the Plan’s administration; (v) to accelerate the exercisability of any Award or the termination of any Period of Restriction or other restrictions with respect to Restricted Stock; and (vi) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

3.2 Selection of Participants. The Committee shall have the authority to grant Awards under the Plan, from time to time, to such Key Employees and/or Non-Employee Directors as may be selected by it to be Participants. Each Award shall be evidenced by an Agreement.

3.3 Decisions Binding. All determinations and decisions made by the Board or the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding.

3.4 Requirements of Rule 16b-3 and Code Section 162(m). Notwithstanding any other provision of the Plan, the Board or the Committee may impose such conditions on any Award, and amend the Plan in any such respects, as may be required to satisfy the requirements of Rule 16b-3, as amended (or any successor or similar rule), under the Exchange Act.

Any provision of the Plan to the contrary notwithstanding, and except to the extent that the Committee determines otherwise: (i) transactions by and with respect to officers and directors of the Company who are subject to Section 16(b) of the Exchange Act (hereafter, “Section 16 Persons”) shall comply with any applicable conditions of SEC Rule 16b-3; (ii) transactions with respect to persons whose remuneration is subject to the provisions of Section 162(m) of the Code shall conform to the requirements of Section 162(m)(4)(C) of the Code; and (iii) every provision of the Plan shall be administered, interpreted, and construed to carry out the foregoing provisions of this sentence.

Notwithstanding any provision of the Plan to the contrary, the Plan is intended to give the Committee the authority to grant Awards that qualify as performance-based compensation under Code Section 162(m)(4)(C) as well as Awards that do not so qualify. Every provision of the Plan shall be administered, interpreted, and construed to carry out such intention, and any provision that cannot be so administered, interpreted, and construed shall to that extent be disregarded; and any provision of the Plan that would prevent an Award that the Committee intends to qualify as performance-based compensation under Code Section 162(m)(4)(C) from so qualifying shall be administered, interpreted, and construed to carry out such intention, and any provision that cannot be so administered, interpreted, and construed shall to that extent be disregarded.

3.5 Indemnification. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit, or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted or made hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company and its Subsidiaries.

ARTICLE IV

Stock Subject to the Plan

4.1 Number of Shares. Subject to adjustment as provided in Section 4.3 herein, the maximum aggregate number of Shares that may be issued pursuant to Awards made under the Plan shall not exceed 500,000. Except as provided in Section 4.2 herein, the issuance of Shares in connection with the exercise of, or as other payment for Awards, under the Plan shall reduce the number of Shares available for future Awards under the Plan.

4.2 Lapsed Awards or Forfeited Shares. If any Award granted under this Plan (for which no material benefits of ownership have been received, including dividends) terminates, expires, or lapses for any reason other than by virtue of exercise of the Award, or if Shares issued pursuant to Awards (for which no material benefits of ownership have been received, including dividends) are forfeited, any Stock subject to such Award again shall be available for the grant of an Award under the Plan, subject to Section 7.2.

4.3 Capital Adjustments. The number and class of Shares subject to each outstanding Award, the Option Price, and the annual limits on and the aggregate number and class of Shares for which Awards thereafter may be made shall be proportionately, equitably, and appropriately adjusted in such manner as the Committee shall determine in order to retain the economic value or opportunity to reflect any stock dividend, stock split, recapitalization, merger, consolidation, reorganization, reclassification, combination, exchange of shares or similar event in which the number or class of Shares is changed without the receipt or payment of consideration by the Company. Where an Award being adjusted is an ISO or is subject to Section 409A of the Code, the adjustment shall also be effected so as to comply with Section 424(a) of the Code and not to constitute a modification within the meaning of Section 424(h) or 409A, as applicable, of the Code.

ARTICLE V

Eligibility

Persons eligible to participate in the Plan and receive Awards are all employees of the Company and its Subsidiaries and all Non-Employee Directors who, in the opinion of the Committee, merit becoming Participants.

ARTICLE VI

Stock Options

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Key Employees and/or Non-Employee Directors at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Shares subject to Options granted to each Participant, provided, however, that (i) no Participant may be granted Options in any calendar year for more than 25,000 Shares, (ii) the aggregate Fair Market Value (determined at the time the Award is made) of Shares with respect to which any Participant may first exercise ISOs granted under the Plan during any calendar year may not exceed $100,000 or such amount as shall be specified in Section 422 of the Code and rules and regulations thereunder, (iii) no ISO may be granted on or following the tenth anniversary of the earlier of the Effective Date of the Plan or the date of shareholder approval of the Plan, and (iv) no ISO may be granted to a Non-Employee Director.

6.2 Option Agreement. Each Option grant shall be evidenced by an Agreement that shall specify the type of Option granted, the Option Price (as defined in Section 6.3 herein), the duration of the

Option, the number of Shares to which the Option pertains, any conditions imposed upon the exercisability of Options in the event of retirement, death, disability or other termination of employment, and such other provisions as the Committee shall determine. The Agreement shall specify whether the Option is intended to be an Incentive Stock Option within the meaning of Section 422 of the Code, or Non-qualified Stock Option not intended to be within the provisions of Section 422 of the Code, provided, however, that if an Option is intended to be an Incentive Stock Option but fails to be such for any reason, it shall continue in full force and effect as a Non-Qualified Stock Option.

6.3 Option Price. The exercise price per Share of Stock covered by an Option (“Option Price”) shall be determined by the Committee subject to the following limitations. The Option Price shall not be less than 100% of the Fair Market Value of such Stock on the Grant Date. In addition, an ISO granted to an employee who, at the time of grant, owns (within the meaning of Section 424(d) of the Code) Stock possessing more than 10% of the total combined voting power of all classes of Stock of the Company, shall have an Option Price which is at least equal to 110% of the Fair Market Value of the Stock.

6.4 Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, no ISO shall be exercisable after the expiration of ten years from its Award Date. In addition, an ISO granted to a Key Employee who, at the time of grant, owns (within the meaning of Section 424(d) of the Code) Stock possessing more than 10% of the total combined voting power of all classes of Stock of the Company, shall not be exercisable after the expiration of five years from its Award Date.

6.5 Exercisability. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine, which need not be the same for all Participants.

6.6 Method of Exercise. Options shall be exercised by the delivery of a written notice to the Company in the form prescribed by the Committee setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option Price shall be payable to the Company in full either in cash, by delivery of Shares of Stock valued at Fair Market Value at the time of exercise, by delivery of a promissory note (in the Committee’s discretion and subject to restrictions and prohibitions of applicable law) or by a combination of the foregoing. As soon as practicable after receipt of written notice and payment, the Company shall deliver to the Participant, stock certificates in an appropriate amount based upon the number of Options exercised, issued in the Participant’s name. No Participant who is awarded Options shall have rights as a shareholder until the date of exercise of the Options.

6.7 Restrictions on Stock Transferability. The Committee shall impose such restrictions on any Shares acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under the applicable Federal securities law, under the requirements of the National Association of Securities Dealers, Inc. or any stock exchange upon which such Shares are then listed and under any blue sky or state securities laws applicable to such Shares. In addition to applicable restrictions under Article VI herein, the Committee may impose such restrictions on any Shares delivered to a Participant in settlement of an Option as it may deem advisable in its sole and absolute discretion, including, without limitation, restricting transferability and/or designating such Shares as Restricted Stock or Stock subject to further service, performance, consulting or noncompetition period after settlement. Each certificate representing such Shares shall bear a legend referencing the restrictions on such Stock, which legend may be similar to legend placed on certificates pursuant to Section 8.5 herein.

6.8 Nontransferability of Options. No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Options granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

6.9 Disqualifying Disposition of Stock Issued on Exercise of an ISO. If a Participant makes a “disposition” (within the meaning of Section 424(c) of the Code) of Shares issued upon exercise of an ISO within two years from the date of grant or within one year from the date the Shares of Stock are transferred to the Participant, the Participant shall, within ten days of disposition, to notify the Committee in order that any income realized as a result of such disposition can be properly reported by the Company on IRS forms W-2 or 1099.

ARTICLE VII

Stock Appreciation Rights

7.1 Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted to Key Employees and/or Non-Employee Directors, at the discretion of the Committee in connection with the grant, and exercisable in lieu of Options (“Tandem SARs”). No Participant may be granted more than 25,000 Tandem SARs in any calendar year.

7.2 Exercise of Tandem SARs. Tandem SARs may be exercised with respect to all or part of the Shares subject to the Related Option. The exercise of Tandem SARs shall cause a reduction in the number of Shares subject to the Related Option equal to the number of Shares with respect to which the Tandem SAR is exercised. Conversely, the exercise, in whole or in part, of a Related Option, shall cause a reduction in the number of Shares subject to the Related Option equal to the number of Shares with respect to which the Related Option is exercised. Shares with respect to which the Tandem SAR shall have been exercised may not be subject again to an Award under the Plan.

Notwithstanding any other provision of the Plan to the contrary, a Tandem SAR shall expire no later than the expiration of the Related Option, shall be transferable only when and under the same conditions as the Related Option and shall be exercisable only when the Related Option is eligible to be exercised. In addition, if the Related Option is an ISO, a Tandem SAR shall be exercised for no more than 100% of the difference between the Option Price of the Related Option and the Fair Market Value of Shares subject to the Related Option at the time the Tandem SAR is exercised.

7.3 Other Conditions Applicable to Tandem SARs. No Tandem SAR shall be exercisable after the expiration of ten years from its Award Date; and the term of any Tandem SAR granted under the Plan shall not exceed ten years from the Grant Date. A Tandem SAR may be exercised only when the Fair Market Value of a Share exceeds the Option Price of the Related Option. A Tandem SAR shall be exercised by delivery to the Committee of a notice of exercise in the form prescribed by the Committee.

7.4 Payment Upon Exercise of Tandem SARs. Subject to the provisions of the Agreement, upon the exercise of a Tandem SAR, the Participant is entitled to receive, without any payment to the Company (other than required tax withholding amounts), an amount equal to the product of multiplying (i) the number of Shares with respect to which the Tandem SAR is exercised by (ii) an amount equal to the excess of (A) the Fair Market Value per Share on the date of exercise of the Tandem SAR over (B) the Option Price of the Related Option.

Payment to the Participant shall be made in Shares, valued at the Fair Market Value of the date of exercise, in cash if the Participant has so elected in his written notice of exercise and the Committee has consented thereto, or a combination thereof. To the extent required to satisfy the conditions of Rule 16b-3(e) under the Exchange Act, or any successor or similar rule, or as otherwise provided in the Agreement, the Committee shall have the sole discretion to consent to or disapprove the election of any Participant to receive cash in full or partial settlement of a Tandem SAR. In cases where an election of settlement in cash must be consented to by the Committee, the Committee may consent to, or disapprove, such election at any time after such election, or within such period for taking action as is specified in the election, and failure to give consent shall be disapproval. Consent may be given in whole or as to a portion of the Tandem SAR surrendered by the Participant. If the election to receive cash is disapproved in whole or in part, the Tandem SAR shall be deemed to have been exercised for Shares, or, if so specified in the notice of exercise and election, not to have been exercised to the extent the election to receive cash is disapproved.

7.5 Nontransferability of Tandem SARs. No Tandem SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Tandem SARs granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

7.6 Restrictions on Stock Transferability. The Committee shall impose such restrictions on any Shares acquired pursuant to the exercise of an SAR under the Plan as it may deem advisable, including, without limitation, restrictions under the applicable Federal securities law, under the requirements of the National Association of Securities Dealers, Inc. or any stock exchange upon which such Shares are then listed and under any blue sky or state securities laws applicable to such Shares. In addition to applicable restrictions under Article VII herein, the Committee may impose such restrictions on any Shares delivered to a Participant in settlement of an SAR as it may deem advisable in its sole and absolute discretion, including, without limitation, restricting transferability and/or designating such Shares as Restricted Stock or Stock subject to further service, performance, consulting or noncompetition period after settlement. Each certificate representing such Shares shall bear a legend referencing the restrictions on such Stock, which legend may be similar to legend placed on certificates pursuant to Section 8.5 herein.

ARTICLE VIII

Restricted Stock

8.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock under the Plan to such Key Employees and/or Non-Employee Directors and in such amounts as it shall determine, provided, however, that no Participant may be granted Restricted Stock Awards and Restricted Stock Unit Awards in any calendar year for more than 15,000 shares of Stock. Participants receiving Restricted Stock Awards are not required to pay the Company therefor (except for applicable tax withholding) other than by the rendering of services.

8.2 Restricted Stock Agreement. Each Restricted Stock grant shall be evidenced by an Agreement that shall specify the number of Restricted Stock Shares granted, the applicable Period of Restriction, Performance Criteria or other restrictions and provisions as the Committee shall determine.

8.3 Transferability. Except as provided in this Article and subject to the limitation in the next sentence, the Shares of Restricted Stock granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of the applicable Period of Restriction and/or the satisfaction of any Performance Criteria or other restrictions specified by the Committee in its sole discretion and set forth in the Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

8.4 Other Restrictions. The Committee may impose such other restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. Unless otherwise determined by the Committee, custody of Shares of Restricted Stock shall be retained by the Company until the termination of the restrictions pertaining thereto.

8.5 Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.4 herein, each certificate representing Shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

The sale or other transfer of the Shares of Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the C&F Financial Corporation Amended and Restated 2004 Incentive Stock Plan, in the rules and administrative procedures adopted pursuant to such Plan, and in an Agreement dated                     . A copy of the Plan, such rules and procedures, and such Restricted Stock Agreement may be obtained from the Secretary of C&F Financial Corporation.

8.6 Removal of Restrictions. Except as otherwise provided in this Article, Shares of Restricted Stock covered by each Restricted Stock Award made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction or on the day immediately following the date on which the Performance Criteria have been timely satisfied, as applicable. Once the Shares are released from the restrictions, the Participant shall be entitled to have the legend required by Section 8.5 herein removed from his Stock certificate.

8.7 Voting Rights. Participants entitled to or holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares while subject to restrictions hereunder.

8.8 Dividends and Other Distributions. Unless otherwise provided in the Agreement, while subject to restrictions hereunder, Participants entitled to or holding Shares of Restricted Stock granted hereunder shall be entitled to receive all dividends and other distributions paid with respect to those Shares while they are so held. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and the same rules for custody as the Shares of Restricted Stock with respect to which they were distributed.

8.9 Termination of Employment Due to Retirement. Unless otherwise provided in the Agreement, in the event that a Participant who receives an Award as a Key Employee terminates his employment with the Company or one of its Subsidiaries because of normal retirement (as defined in the rules of the Company in effect at the time), any restrictions applicable to the Restricted Stock Shares pursuant to Section 8.3 herein shall automatically terminate and, except as otherwise provided in Section 8.4 herein the Shares of Restricted Stock shall thereby be free of restrictions and freely transferable. Unless otherwise provided in the Agreement, in the event that a Participant who receives an Award as a Key

Employee terminates his employment with the Company because of early retirement (as defined in the rules of the Company in effect at the time), the Committee, in its sole discretion, may waive the restrictions remaining on any or all Shares of Restricted Stock pursuant to Section 8.3 herein and add such new restrictions to those Shares of Restricted Stock as it deems appropriate.

8.10 Termination of Employment Due to Death or Disability. Unless otherwise provided in the Agreement, in the event the employment of a Participant who receives an Award as a Key Employee is terminated because of death or disability while subject to restrictions hereunder, any remaining restrictions applicable to the Restricted Stock pursuant to Section 8.3 herein shall automatically terminate and, except as otherwise provided in Section 8.4 herein the Shares of Restricted Stock shall thereby be free of restrictions and fully transferable.

8.11 Termination of Employment for Other Reasons. Unless otherwise provided in the Agreement, in the event that a Participant who receives an Award as a Key Employee terminates his employment with the Company for any reason other than for death, disability, or retirement, as set forth in Sections 8.9 and 8.10 herein, while subject to restrictions hereunder, then any Shares of Restricted Stock still subject to restrictions as of the date of such termination shall automatically be forfeited and returned to the Company

8.12 Termination of Service of a Non-Employee Director. The Committee may provide in the applicable Agreement similar or other provisions to those provided for in Sections 8.9, 8.10 and 8.11 in connection with Restricted Stock granted to Non-Employee Directors.

8.13 Failure to Satisfy Performance Criteria. In the event that the specified Performance Criteria are established with respect to an Award and not satisfied within the time period established by the Committee, the Shares of Restricted Stock which were awarded subject to the satisfaction of such performance goals shall be automatically forfeited and returned to the Company.

ARTICLE IX

Restricted Stock Units

9.1 Grant of Restricted Stock Units. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock Units under the Plan (with one Restricted Stock Unit representing one Share) to such Employees and/or Non-Employee Directors and in such amounts as it shall determine, provided, however, that no Participant may be granted Restricted Stock Awards and Restricted Stock Unit Awards in any calendar year for more than 15,000 shares of Stock. Participants receiving Restricted Stock Unit Awards are not required to pay the Company therefor (except for applicable tax withholding) other than the rendering of services.

9.2 Restricted Stock Unit Agreement. Each Restricted Stock Unit Award shall be evidenced by an Agreement that shall specify the Period of Restriction, the number of Restricted Stock Units granted, and the applicable restrictions (whether service-based restrictions, with or without performance acceleration, and/or performance-based restrictions) and such other provisions as the Committee shall determine. If a Restricted Stock Unit Award is intended to be a performance-based compensation Award, the terms and conditions of such Award, including the Performance Criteria and Period of Restriction and, if different, performance period, shall be set forth in an Agreement, and the requirements to satisfy or achieve the performance goal(s) as so provided therein shall be considered to be restrictions under the Plan.

9.3 Transferability. Except as provided in this Article and subject to the limitation in the next sentence, the Restricted Stock Units granted hereunder ands the rights thereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of the applicable Period of Restriction and/or the satisfaction of any Performance Criteria or other restrictions specified by the Committee in its sole discretion and set forth in the Agreement. All rights with respect to the Restricted Stock Units granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

9.4 Dividends and Other Distributions. Unless otherwise provided in the Agreement (which may or may not provide for the current payment, or for the accumulation subject to the same restrictions, vesting, forfeiture, and payment as the Restricted Stock Units to which they are attributable, of dividends and other distributions made in cash or property other than Shares), during the Period of Restriction, Participants holding Restricted Stock Units shall have no rights to dividends and other distributions made in cash or property other than Shares which would have been paid with respect to the Shares represented by those Restricted Stock Units if such Shares were outstanding. Participants holding Restricted Stock Units shall have no right to vote the Shares represented by such Restricted Stock Units until such Shares are actually issued. Unless otherwise provided in the Agreement, if any deemed dividends or other distributions would be paid in Shares, such Shares shall be considered to increase the Participant’s Restricted Stock Units with respect to which they were declared based on one Share equaling one Restricted Stock Unit. In addition, unless otherwise provided in the Agreement, during the Period of Restriction, any such deemed dividends and other distributions for which rights are provided but which are not paid currently shall be deemed converted to additional Restricted Stock Units based on the Fair Market Value of a Share on the date of payment or distribution of the deemed dividend or distribution.

9.5 Settlement after Lapse of Restrictions. Subject to the provisions of the Agreement, upon the lapse of restrictions with respect to a Restricted Stock Unit, the Participant is entitled to receive, without any payment to the Company (other than required tax withholding amounts), an amount or number of Shares having a Fair Market value equal to the product of multiplying (i) the number of Units with respect to which the restrictions lapse by (ii) the Fair Market Value per Share on the date the restrictions lapse (such amount, the “RSU Value”).

The Agreement may provide for payment of the RSU Value at the time of vesting or, on an elective or non-elective basis, for payment of the RSU Value at a later date, adjusted (if so provided in the Agreement) from the date of vesting based on an interest, dividend equivalent, earnings, or other basis (including deemed investment of the RSU Value in Shares) set out in the Agreement (the “adjusted RSU Value”). The Committee is expressly authorized to grant Restricted Stock Units which are deferred compensation covered by Section 409A of the Code, as well as Restricted Stock Units which are not deferred compensation covered by Section 409A of the Code.

Payment of the RSU Value or adjusted RSU Value to the Participant shall be made in cash or Shares as provided in the Agreement, valued at the Fair Market Value on the date or dates the restrictions on the Award lapse in the case of an immediate payment after vesting, or at the Fair Market Value on the date of settlement in the event of an elective or non-elective delayed payment. Any payment in Shares shall be effected in book entry or electronic form, provided that issuance and delivery in certificated form shall occur if the Participant so requests in writing or the Committee so directs.

9.6 Incorporation of Sections 8.9, 8.10, 8.11, 8.12 and 8.13 by Reference. Unless otherwise provided in the Agreement, the provisions of Sections 8.9, 8.10, 8.11, 8.12 and 8.13 shall apply to Restricted Stock Units awarded under the Plan.

9.7 Restrictions on Stock Transferability. The Committee shall impose such restrictions on any Shares acquired pursuant to an Award of Restricted Stock Units under the Plan as it may deem advisable, including, without limitation, restrictions under the applicable Federal securities law, under the requirements of the National Association of Securities Dealers, Inc. or any stock exchange upon which such Shares are then listed and under any blue sky or state securities laws applicable to such Shares. In addition to applicable restrictions under Article XI herein, the Committee may impose such restrictions on any Shares delivered to a Participant in settlement of a Restricted Stock Unit as it may deem advisable in its sole and absolute discretion, including, without limitation, restricting transferability and/or designating such Shares as Restricted Stock or Stock subject to further service, performance, consulting or noncompetition period after settlement. Each certificate representing such Shares shall bear a legend referencing the restrictions on such Stock, which legend may be similar to legend placed on certificates pursuant to Section 8.5 herein.

ARTICLE X

Change in Control

In the event of a Change in Control of the Company, the Committee, as constituted before such Change in Control, in its sole discretion (except that it may not take any action which would cause any Award not to comply with Section 409A of the Code) may, as to any outstanding Award, either at the time the Award is made or any time thereafter, take any one or more of the following actions: (i) provide for the acceleration of any time periods relating to the exercise or realization of any such Award so that such Award may be exercised or realized in full on or before a date initially fixed by the Committee; (ii) provide for the purchase or settlement of any such Award by the Company, upon a Participant’s request, for an amount of cash equal to the amount which could have been obtained upon the exercise of such Award or realization of such Participant’s rights had such Award been currently exercisable or payable; (iii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iv) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation in such Change in Control.

ARTICLE XI

Modification, Extension and Renewals of Awards

Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Awards, or, if authorized by the Board, accept the surrender of outstanding Awards (to the extent not yet exercised) granted under the Plan and authorize the granting of new Awards pursuant to the Plan in substitution therefor, and the substituted Awards may specify a lower exercise price than the surrendered Awards provided the replacement Awards are not granted until at least six months and a day after the Awards are surrendered, may provide for a longer term than the surrendered Awards, may provide for more rapid vesting and exercisability than the surrendered Awards, or may contain any other provisions that are authorized by the Plan. The Committee may also modify the terms of any outstanding Agreement. Notwithstanding the foregoing, however, no modification of an Award, shall, without the consent of the Participant, adversely affect the rights or obligations of the Participant.

ARTICLE XII

Amendment, Modification and Termination of the Plan

12.1 Amendment, Modification and Termination. At any time and from time to time, the Board may terminate, amend, or modify the Plan. Such amendment or modification may be without shareholder approval except to the extent that such approval is required by the Code, pursuant to the rules under Section 16 of the Exchange Act, by any national securities exchange or system on which the Stock is then listed or reported, by any regulatory body having jurisdiction with respect thereto or under any other applicable laws, rules or regulations.

12.2 Awards Previously Granted. No termination, amendment or modification of the Plan other than pursuant to Section 4.3 herein shall in any manner adversely affect any Award theretofore granted under the Plan, without the written consent of the Participant.

ARTICLE XIII

Withholding

13.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, State and local taxes (including the Participant’s FICA obligation, if any) required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of this Plan.

13.2 Stock Withholding. With respect to withholding required upon the exercise of Non-qualified Stock Options, or upon the lapse of restrictions on Restricted Stock, or upon the occurrence of any other similar taxable event, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares of Stock having a Fair Market Value equal to the amount required to be withheld. The value of the Shares to be withheld shall be based on Fair Market Value of the Shares on the date that the amount of tax to be withheld is to be determined. All elections shall be irrevocable and be made in writing, signed by the Participant on forms approved by the Committee in advance of the day that the transaction becomes taxable.

ARTICLE XIV

Successors

All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE XV

General

15.1 Requirements of Law. The granting of Awards and the issuance of Shares of Stock under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or self regulatory organizations (i.e., exchanges) as may be required.

15.2 Effect of Plan. The establishment of the Plan shall not confer upon any Employee or Non-Employee Director any legal or equitable right against the Company, a Subsidiary, or the Committee, except as expressly provided in the Plan. The Plan does not constitute an inducement or consideration for the employment or service of any Employee or Non-Employee Director, nor is it a contract between the Company or any of its Subsidiaries and any Employee or Non-Employee Director. Participation in the Plan shall not give any Employee or Non-Employee Director any right to be retained in the employment or service of the Company or any Subsidiary. Except as may be otherwise expressly provided in the Plan or in an Agreement, no Employee or Non-Employee Director who receives an Award shall have rights as a shareholder of the Company prior to the date Shares are issued to the Participant pursuant to the Plan.

15.3 Creditors. The interests of any Participant under the Plan or any Agreement are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered.

15.4 Governing Law. The Plan, and all Agreements hereunder, shall be governed, construed and administered in accordance with the laws of the Commonwealth of Virginia and the intention of the Company is that ISOs granted under the Plan qualify as such under Section 422 of the Code.

15.5 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

15.6 Termination of Employment or Service. Unless otherwise provided in the Agreement pertaining to an Award made on or after December 18, 2007, in the event that a Participant terminates his or her employment or service with the Company and its Subsidiaries for any reason, then the unvested portion of such Award shall automatically be forfeited to the Company. Unless otherwise provided in the Agreement pertaining to an Award made on or after December 18, 2007 or as may be required by applicable law, as well as to Awards made prior to December 18, 2007 if so provided by the Committee, in determining cessation of employment or service, transfers between the Company and/or any Subsidiary shall be disregarded, and changes in status between that of an Employee and a Non-Employee Director shall be disregarded. The Committee may provide in an Agreement made under the Plan for vesting of Awards in connection with the termination of a Participant’s employment or service on such basis as it deems appropriate, including, without limitation, any provisions for vesting at death, disability, retirement, or in connection with a Change in Control, with or without the further consent of the Committee. The Agreements evidencing Awards may contain such provisions as the Committee may approve with reference to the effect of approved leaves of absence.

15.7 Non-qualified Deferred Compensation Plan Omnibus Provision. Unless otherwise provided in the applicable Agreement, it is intended that any compensation, benefits, or other remuneration, which is provided pursuant to or in connection with the Plan, which is considered to be non-qualified deferred compensation subject to Section 409A of the Code, shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. The Committee is authorized to amend any Agreement and to amend or declare void any election by a Participant as may be determined by it to be necessary or appropriate to evidence or further evidence required compliance with Section 409A of the Code. The Committee, however, shall have no responsibility or liability if any Award is subject to adverse taxation under Section 409A of the Code.

ANNUAL MEETING OF SHAREHOLDERS OF

C&F FINANCIAL CORPORATION

April 15, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

¡	20330000000000001000 8	041508

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1. To elect three Class IIl directors as instructed below.					2.	To approve the Amended and Restated C&F Financial Corporation 2004 Incentive Stock Plan.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	J. P. Causey, Jr.	Class III		3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof. Management presently knows of no other business to be presented at the Annual Meeting.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	Barry R. Chernack	Class III
		William E. O’Connell, Jr.	Class III
☐	FOR ALL EXCEPT (See instruction below)

INSTRUCTION:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority, as shown here:

Meeting Attendance I plan to attend the annual meeting on Tuesday, April 15, 2008 at the location printed on the back of this proxy card.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

				☐		Please check here if you plan to attend the meeting.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¡	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¡

☐	■

C&F FINANCIAL CORPORATION

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Larry G. Dillon and James H. Hudson III, jointly and severally as proxies, with full power to act alone, and with full power of substitution to represent the undersigned, and to vote all shares of C&F Financial Corporation standing in the name of the undersigned as of February 15, 2008, at the Annual Meeting of Shareholders to be held Tuesday, April 15, 2008 at 3:30 p.m. at the Williamsburg Marriott, 50 Kingsmill Road, Williamsburg, Virginia, or any adjournments thereof, on each of the matters listed on the reverse side of this proxy card. This proxy, when properly executed, will be voted in the manner directed by the shareholder signing on the opposite side of this proxy card. If no direction is made, this proxy will be voted FOR Proposals 1 and 2 and on any other matters at the discretion of the proxy agents.

(Continued and to be signed on Reverse Side)

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